EXHIBIT 2.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

1492 ACQUISITION LLC,

COLUMBUS MANUFACTURING, INC.,

and

HORMEL FOODS CORPORATION

Dated as of October 30, 2017

(continued)

i

(continued)

(continued)

(continued)

Exhibits and Schedules

EXHIBITS

Exhibit A	Definitions
Exhibit B	Accounting Principles
Exhibit C	R&W Insurance Policy
Exhibit D	Example Calculation of Net Working Capital
Exhibit E	Form of Escrow Agreement

v

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of October 30, 2017, and is entered into by and among Columbus Manufacturing, Inc., a Delaware corporation (the “Company”), 1492 Acquisition LLC, a Delaware limited liability company (“Seller”), and Hormel Foods Corporation, a Delaware corporation (“Buyer”). The Company, Seller and Buyer are sometimes collectively referred to herein as the “Parties” and individually as a “Party.”

RECITALS

WHEREAS, Seller owns 100% of the issued and outstanding stock of the Company (the “Equity Securities”).

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Equity Securities for the consideration described herein.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby confirmed, and subject to the terms and conditions set forth herein, the Parties intending to be legally bound hereby agree as follows:

ARTICLE I
DEFINITIONS

The terms defined in Exhibit A, whenever used herein, shall have the meanings set forth on Exhibit A for all purposes of this Agreement. The definitions on Exhibit A are incorporated into this Agreement as if fully set forth at length herein and all references to a section in such Exhibit A are references to such section of this Agreement.

ARTICLE II
SALE AND PURCHASE

2.1                            Purchase and Sale of Equity Securities; Purchase Price

(a)                               Closing Date Consideration. Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, and convey the Equity Securities, free and clear of all Liens, to Buyer, and Buyer shall purchase and accept the Equity Securities from Seller. Buyer shall pay to Seller, in respect of the Equity Securities, the Closing Date Consideration. The “Closing Date Consideration” shall be equal to Eight Hundred and Fifty Million Dollars ($850,000,000.00) (the “Base Purchase Price”), as increased or decreased as follows (and as further adjusted pursuant Section 2.3):

(i)                                                                                  Increases in the Closing Date Consideration. The Closing Date Consideration shall be increased by the following amounts:

(A)                          the Closing Cash Balance, if any; and

(B)                           the Working Capital Overage, if any.

(ii)                                                                              Decreases in the Closing Date Consideration. The Closing Date Consideration shall be decreased by the following amounts:

(A)                          the Working Capital Underage, if any;

(B)                           the aggregate amount of the Company Debt;

(C)                           the aggregate amount of the Selling Expenses; and

(D)                          the aggregate amount of the Closing Taxes Payable.

(b)                              Estimated Closing Date Statement. Not later than the third (3rd) Business Day prior to the Closing Date, the Company shall prepare and deliver, or cause to be prepared and delivered, to Buyer an estimated closing statement (the “Estimated Closing Date Statement”) setting forth an unaudited balance sheet of the Company as of the Effective Time (the “Estimated Closing Balance Sheet”) together with the Company’s good faith calculation of the Estimated Closing Date Consideration, and detailing each of the following: (i) the estimated Net Working Capital as of the Effective Time (the “Estimated Closing Date Net Working Capital”), (ii) the estimated Closing Cash Balance as of the Effective Time (the “Estimated Closing Cash Balance”), (iii) the estimated Company Debt (the “Estimated Company Debt”), together with an itemization of each item of Company Debt, identification of each Person to whom Company Debt is owing and the amount of Company Debt owing to such Person, (iv) the estimated Selling Expenses (the “Estimated Selling Expenses”), together with an itemization of each Selling Expense, identification of each Person to whom such Selling Expense is owing, the amount of Selling Expense owing to such Person, and the wire transfer instructions of such Person to be used to pay such Selling Expense (if any Selling Expense is to be paid to an employee of the Company, the Estimated Closing Date Statement will identify the wire transfer instructions of the Company as the recipient of the amount of such Selling Expense, and such Selling Expense will be paid to the employee through normal payroll processes of the Company), and (v) the estimated Closing Taxes Payable (the “Estimated Closing Taxes Payable”). The Estimated Closing Balance Sheet, the Estimated Closing Date Net Working Capital, the Estimated Closing Cash Balance, the Estimated Company Debt, the Estimated Selling Expenses and the Estimated Closing Taxes Payable set forth in the Estimated Closing Date Statement will be prepared in accordance with the principles set forth on Exhibit B (the “Accounting Principles”). Additionally, not later than the third (3rd) Business Day prior to the Closing Date, the Company shall deliver, or cause to be delivered, to Buyer the Payoff Letters reflecting the Company Debt set forth on Schedule 2.1(b).

(c)                               Closing Date Net Working Capital Adjustment. If the Estimated Closing Date Net Working Capital is less than the bottom of the Company Net Working Capital Range, then the Closing Date Consideration will be reduced by an amount equal to the absolute value of the difference between the midpoint of the Company Net Working Capital Range and the Estimated Closing Date Net Working Capital (such amount, if any, a “Working Capital Underage”). If the Estimated Closing Date Net Working Capital is greater than the top of the Company Net Working Capital Range, then the Closing Date Consideration will be increased by an amount equal to the difference between the Estimated Closing Date Net Working Capital and the midpoint of the Company Net Working Capital Range (such amount, if any, a “Working Capital Overage”). If the Estimated Closing Date Net Working Capital is within the Company Net Working Capital Range, then the Closing Date Consideration will not be adjusted for any Working Capital Underage or Working Capital Overage pursuant to this Section 2.1(c), but may be subject to adjustment for a Working Capital Underage or Working Capital Overage following the Closing as provided in Section 2.3.

2.2                            Closing Payments. At the Closing, Buyer shall: (a) (i) on behalf of the Company, cause the Estimated Company Debt set forth in the Payoff Letters to be paid pursuant to the corresponding Payoff Letters, and (ii) on behalf of the Company, pay to each Person identified in the Estimated Closing Date Statement as being entitled to a Selling Expense, the Selling Expense amount set forth in the Estimated Closing Date Statement with respect to such Person, pursuant to the wire transfer instructions with respect to such Person set forth in the Estimated Closing Date Statement, (b) deposit with the Escrow Agent, pursuant to wire transfer instructions received by Buyer from the Escrow Agent no later than three (3) Business Days prior to Closing, (i) the Indemnity Escrow Amount to be deposited in an escrow account (the “Indemnity Escrow Account”), and (ii) the Adjustment Escrow Amount to be deposited in an escrow account (the “Adjustment Escrow Account”), and (c) pay to Seller (pursuant to Seller’s wire transfer instructions set forth in the Estimated Closing Date Statement) the Estimated Closing Date Consideration minus the Aggregate Escrow Amount (such amounts contemplated by (a), (b) and (c) above, collectively, the “Settlement Amounts”).

2.3                            Post-Closing Purchase Price Adjustments.

(a)                               Final Closing Date Statement. Within seventy-five (75) days after the Closing Date, Buyer shall cause to be prepared and delivered to Seller an unaudited balance sheet of the Company as of the Effective Time (the “Final Closing Balance Sheet”), together with a statement (the “Final Closing Date Statement”), setting forth Buyer’s good faith calculation of the Closing Date Consideration, and detailing each of the following: (i) the Net Working Capital as of the Effective Time (the “Final Closing Date Net Working Capital”), (ii) the Closing Cash Balance as of the Effective Time (the “Final Closing Cash Balance”), (iii) the Company Debt (the “Final Company Debt”), (iv) the Selling Expenses (the “Final Selling Expenses”), and (v) the Closing Taxes Payable (the “Final Closing Taxes Payable”). The Final Closing Date Statement is to be prepared in accordance with the Accounting Principles. The Parties agree that the purpose of preparing the Final Closing Date Statement and determining the Final Closing Date Net Working Capital, Final Closing Cash Balance, Final Company Debt, Final Selling Expenses and Final Closing Taxes Payable and the related purchase price adjustment contemplated by this Section 2.3 is to measure the amount of change between (i) the Estimated Closing Date Net Working Capital and the Final Closing Date Net Working Capital, (ii) the Estimated Closing Cash Balance and the Final Closing Cash Balance, (iii) the Estimated Company Debt and the Final Company Debt, (iv) the Estimated Selling Expenses and the Final Selling Expenses, and (v) the Estimated Closing Taxes Payable and the Final Closing Taxes Payable and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the Final Closing Date Statement or determining the Final Closing Date Net Working Capital, Final Closing Cash Balance, Final Company Debt, the

Final Selling Expenses, and the Final Closing Taxes Payable except, in each case, to the extent such an introduction is necessary to comply with the Accounting Principles.

(b)                              Dispute. Within thirty (30) days following receipt by Seller of the Final Closing Balance Sheet and the Final Closing Date Statement (the “Dispute Period”), Seller shall deliver written notice (a “Dispute Notice”) to Buyer of any disagreement Seller has with respect to the preparation or content of the Final Closing Balance Sheet or the Final Closing Date Statement. Such Dispute Notice must describe in reasonable detail the items contained in the Final Closing Balance Sheet or Final Closing Date Statement with which Seller disagrees and, to the extent available, the basis for any such disagreement. If Seller does not provide Buyer with a Dispute Notice within the Dispute Period, the Final Closing Balance Sheet and Final Closing Date Statement delivered by the Buyer pursuant to Section 2.3(a) will be final, conclusive and binding on the Parties. Any item in, or omitted from, the Final Closing Date Statement that Seller does not disagree with in the Dispute Notice shall be final, binding, and conclusive for all purposes hereunder in the manner stated in, or omitted from, the Final Closing Date Statement.  In the event Seller provides Buyer with a Dispute Notice, Buyer and Seller shall negotiate in good faith to resolve all disagreements related thereto. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve any of the disagreements contained in the Dispute Notice within thirty (30) days after Seller provides Buyer with such Dispute Notice (which thirty (30)-day period may be extended by written agreement of Buyer and Seller), then Buyer and Seller jointly shall engage the accounting firm of Grant Thornton LLP or such other nationally recognized accounting firm as may be mutually acceptable to Buyer and Seller (the “Accounting Firm”) to resolve any such disagreement(s).

(c)                               Method of Dispute Resolution. Seller and Buyer will enter into a customary engagement agreement with the Accounting Firm and agree to cooperate in good faith with the Accounting Firm during the term of its engagement. Seller and Buyer shall jointly instruct the Accounting Firm that it: (i) shall review only the unresolved disputed items contained in the Dispute Notice; (ii) shall make its determination based solely upon the written submissions of Seller and Buyer (i.e., not by independent review), and the terms and conditions of this Agreement, including the definitions set forth herein; (iii) shall render its decision within thirty (30) days after the tender of the written submissions of Seller and Buyer (described in further detail below) to the Accounting Firm for a decision pursuant hereto; and (iv) shall not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. As promptly as practicable following the Accounting Firm’s engagement (the timeline for which shall be agreed to by Buyer and Seller or, if Buyer and Seller cannot reach agreement on such timeline, set by the Accounting Firm), Buyer and Seller shall each prepare and submit simultaneously a written presentation to the Accounting Firm. Following the delivery of the written presentations, Buyer and Seller may each submit a response to the other Party’s presentation (again, on a timeline to be agreed to by Buyer and Seller or, if Buyer and Seller cannot reach agreement on such timeline, set by the Accounting Firm). Neither Buyer nor Seller may take a position in any written presentation or response that is more adverse to the other Party than the position taken in the Final Closing Date Statement (with respect to Buyer) or the Dispute Notice (with respect to Seller). As soon as practicable thereafter, the Accounting Firm shall choose one of the Parties’ positions for each disputed item based solely on their respective presentations. Neither Seller nor Buyer (and none of their respective representatives) shall have any ex parte conversation(s) or meeting(s) with the Accounting Firm without the prior consent of (x) with respect to Seller, Buyer and (y) with respect to Buyer, Seller. The fees, costs and expenses of the Accounting Firm shall be allocated to and borne by Buyer, on the one hand, and Seller, on the other hand, based on the inverse of the percentage that the Accounting Firm’s determination (before such allocation) bears to the total amount of the total items in dispute as originally submitted to the Accounting Firm. For example, should the items in dispute total in amount to $1,000 and the Accounting Firm award $600 in favor of Buyer’s position, 60% of the costs of its review would be borne by Seller and 40% of the costs would be borne by Buyer. All determinations made by the Accounting Firm shall be final, conclusive and binding on the Parties. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the Party against which such determination is to be enforced.

(d)                             Access. For purposes of complying with the terms set forth in this Section 2.3, each Party shall promptly and reasonably cooperate with and make reasonably available to the other Parties and their respective representatives all information, records, data and working papers, including reasonable access to its applicable accounting and finance personnel during normal business hours, as may be reasonably requested in connection with the preparation and analysis of the Estimated Closing Date Statement and the Final Closing Date Statement and the resolution of any disagreement related thereto (except that no Party will be required to make available or give access to or otherwise disclose any information if such access or disclosure would jeopardize any attorney-client or other privilege or contravene any applicable Law).  The written submissions described in Section 2.3(c) may not be required to be submitted to the Accounting Firm until such reasonable cooperation and reasonable access to information and applicable personnel have been granted.

(e)                               Post-Closing Adjustment. Not later than the third (3rd) Business Day after the date on which all of the items on the Final Closing Balance Sheet and the Final Closing Date Statement are finally determined pursuant to this Section 2.3, Seller and Buyer shall jointly determine the amount by which the Estimated Closing Date Consideration would have been adjusted pursuant to Section 2.1 had the Final Closing Date Net Working Capital, the Final Closing Cash Balance, the Final Company Debt, the Final Selling Expenses, and the Final Closing Taxes Payable, in each case, as finally determined pursuant to this Section 2.3, been substituted for the Estimated Closing Date Net Working Capital, the Estimated Closing Cash Balance, the Estimated Company Debt, the Estimated Selling Expenses, and the Estimated Closing Taxes Payable respectively, as of the Closing.

(i)                                                                                  If such substitution would have resulted in a Closing Date Consideration that is greater than the Estimated Closing Date Consideration (any such excess, the “Price Increase”), then Buyer shall pay or cause to be paid to Seller, within three (3) Business Days from the date on which the Final Closing Date Statement is finally determined pursuant to this Section 2.3, by wire transfer of immediately available funds pursuant to Seller’s wire transfer instructions set forth in the Estimated Closing Date Statement, an aggregate amount in cash equal to the Price Increase and Buyer and Seller shall execute joint written instructions directing the Escrow Agent to release to Seller all funds in the Adjustment Escrow Account.

(ii)                                                                              If such substitution would have resulted in a Closing Date Consideration that is less than the Estimated Closing Date Consideration (the absolute value of such deficit, the

“Price Decrease”), then Buyer and Seller shall execute joint written instructions directing the Escrow Agent to, (x) if the Price Decrease is less than funds held in the Adjustment Escrow Account, release to Buyer the amount of the Price Decrease from the Adjustment Escrow Account and release the amounts remaining in the Adjustment Escrow Account to Seller, or (y) if the Price Decrease is greater than the funds in the Adjustment Escrow Account, release to Buyer all amounts in the Adjustment Escrow Account and funds from the Indemnity Escrow Account equal to the remaining balance of the Price Decrease.  Such joint written instructions shall be executed and delivered within three (3) Business Days from the date on which the Final Closing Date Statement is finally determined pursuant to this Section 2.3.

(iii)                                                                          If such substitution would have resulted in a Closing Date Consideration equal to the Estimated Closing Date Consideration, then no adjustment shall be made to the consideration payable hereunder pursuant to this Section 2.3 and Buyer and Seller shall execute joint written instructions directing the Escrow Agent to release to Seller all funds in the Adjustment Escrow Account.

2.4                            Withholding. Seller, Buyer, and the Company (as appropriate) shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any Person such amounts as are required by applicable Tax Law to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law.  If any amounts are to be withheld pursuant to the preceding sentence (other than in connection with compensatory payments), Buyer or the Company (as appropriate) shall provide any such person with adequate notice of and justification for such deduction and withholding; provided, however, that in no event will such obligation prevent Buyer or the Company from making a timely payment of such deducted or withheld amounts to the relevant Governmental Authority.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

ARTICLE III

CLOSING AND DELIVERIES

3.1                            Closing. The closing and consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely via electronic transmission of documentation (such as by use of .pdf), on the first Monday that is a Business Day after the second (2nd) Business Day following the satisfaction or waiver by the Party entitled to the benefit of such condition of each of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or on such other date or at such other time and place or by any such other method as the Parties mutually agree in writing; provided, for accounting purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. local time on the Closing Date (except as contemplated by the definitions of Selling Expenses and Company Debt) (such time, the “Effective Time”). The date on which the Closing occurs is herein referred to as the “Closing Date.” All proceedings to be taken and all documents to be executed and delivered by all the Parties at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

3.2                            Deliveries by the Company.

At the Closing, the Company shall deliver or cause to be delivered to Buyer the following items:

(a)                               the certificate for the Equity Securities duly endorsed or accompanied by a duly executed instrument of assignment thereof in a form reasonably acceptable to Buyer;

(b)                              a certificate (the “Company Secretary Certificate”) dated as of the Closing Date, duly executed by the Secretary of the Company, given by him or her on behalf of the Company and not in his or her individual capacity, certifying as to: (i) an attached copy of the resolutions of the Governing Body of the Company authorizing and approving the execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement, and stating that such resolutions have not been amended, modified, revoked or rescinded; and (ii) true and complete copies of the Organizational Documents of the Company;

(c)                               a certificate of the Delaware Secretary of State as to the good standing of the Company in such jurisdiction as of a reasonably recent date;

(d)                             a certificate of an executive officer of the Company, dated as of the Closing Date, and duly executed by him or her on behalf of the Company and not in his or her individual capacity, certifying that the conditions set forth in Sections 8.3(a), 8.3(b), and 8.3(c) have been satisfied (the “Company Closing Certificate”);

(e)                               copies of the minute books and stock or equity record books, as applicable, of the Company to the extent not in the possession of the Company;

(f)                                the Consents set forth on Schedule 3.2(f);

(g)                              a statement duly executed by Seller conforming to the requirements of Treasury Regulation Section 1.1445-2(b) stating that no withholding on amounts payable under this Agreement is required pursuant to Section 1445 of the Code and the Treasury Regulations thereunder (the “FIRPTA Affidavit”);

(h)                    evidence, in form and substance reasonably satisfactory to Buyer, of the termination of the Contracts set forth on Schedule 3.2(h), without further obligations or liabilities of the Company, effective as of the Closing;

(i)                                  the Escrow Agreement, duly executed by Seller; and

(j)                                  the written resignations, in form and substance reasonably satisfactory to Buyer, of each of the officers and directors of the Company, except as requested otherwise by Buyer in writing not less than five (5) Business Days prior to the Closing Date.

3.3                            Deliveries by Buyer. At the Closing, Buyer shall deliver or cause to be delivered the following items:

(a)                               to the Persons entitled thereto, by wire transfer of immediately available funds to the account designated in the Estimated Closing Date Statement, such recipient’s portion of the Settlement Amounts pursuant to Section 2.2;

(b)                              to Seller, a certificate of an executive officer of Buyer, dated as of the Closing Date and given by him or her on behalf of Buyer and not in his or her individual capacity, certifying that the conditions set forth in Sections 8.2(a) and 8.2(b) have been satisfied (the “Buyer Closing Certificate”);

(c)                               to Seller, evidence reasonably satisfactory to Seller of the continuation of the insurance coverage required to be maintained by the Company after the Closing Date, or (as applicable) of the extended reporting period endorsement, pursuant to Section 7.5(b);

(d)                             the Escrow Agreement, duly executed by the Escrow Agent and Buyer; and

(e)                               to Seller, evidence reasonably satisfactory to Seller that Buyer has entered into a binding agreement to obtain the R&W Insurance Policy.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Schedules referenced in this Article IV (collectively, the “Company Disclosure Schedules”), which shall qualify the corresponding representations and warranties of the Company set forth in this Article IV, the Company represents and warrants to and for the benefit of Buyer that the following statements are true:

4.1                            Organization and Standing. The Company is a corporation and is duly organized, validly existing and in good standing under the laws of Delaware. The Company is duly qualified to do business, and in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not have a Material Adverse Effect. The Company has full corporate power and authority to own and lease its properties and assets and conduct its business.  The Company has made available to Buyer a true, correct and complete copy of the Organizational Documents of the Company.  The Company has made available to Buyer a complete list the officers and directors of the Company.

4.2                            Capitalization. Seller holds, beneficially and of record, one hundred percent (100%) of the outstanding Equity Securities free and clear of all Liens, and such Equity Securities (i) are duly authorized, validly issued, fully paid and nonassessable, (ii) represent the only issued and outstanding Equity Interests of the Company, (iii) have not been issued, sold, transferred or otherwise acquired in violation of any option, right of first refusal or first offer, subscription right, preemptive right or any similar right or transfer restriction, and (vi) consist of 100 shares of common stock having par value of $0.001 per share, which shares are represented by certificate number two. There are no: (i) outstanding securities convertible or exchangeable into Equity Interests of the Company; (ii) options, warrants, calls, subscriptions, phantom equity rights, stock appreciation rights, profit participation rights (or other similar rights), conversion rights, exchange rights, preemptive rights, rights of first refusal or first offer, or other rights, agreements or commitments obligating the Company to issue, transfer or sell any Equity Interests; or (iii) voting trusts, proxies, stockholder agreements or other agreements or understandings to which the Company or Seller is a party or by which the Company is bound with respect to the voting, transfer or other disposition of the Company’s Equity Interests. The Company does not have any liability or obligation to pay any dividend or other distribution in respect of any of the Company’s Equity Interests. The Company’s only authorized Equity Interests are 1,000 shares of common stock having par value of $0.001 per share.

4.3                            Subsidiaries. The Company does not own or control, directly or indirectly, any Equity Interests of any Person.

4.4                            Authority, Validity and Effect; No Conflict; Required Filings and Consents.

(a)                               The Company has all corporate power and authority to enter into and perform its obligations under this Agreement and the other agreements, documents, instruments and certificates contemplated hereby to which it is a party (the “Company Documents”) and to consummate the transactions contemplated hereby and thereby, and this Agreement and the Company Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by the Company pursuant to all necessary corporate authorizations and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, and (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively (a) and (b) together, the “General Enforceability Exceptions”).

(b)                              Neither the execution, delivery or performance of this Agreement or the Company Documents by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby, nor compliance by the Company with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of the Company, (ii) except as set forth on Schedule 4.4(b), constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification, amendment or acceleration with respect to, or material loss of benefit under (in each case, with or without notice or lapse of time or both), any Material Contract, Lease or material Permit, or result in the creation or imposition of a Lien upon the Equity Securities or any property or assets of the Company, or (iii) subject to receipt of the requisite approvals referred to on Schedule 4.4(c) and the expiration or termination of the waiting period under the HSR Act, violate any Order or Law applicable to the Company or any of its properties or assets.

(c)                               Other than as set forth on Schedule 4.4(c) and any filings as may be required under the HSR Act, no Consent is required to be obtained by the Company in connection with the execution, delivery or performance of or the consummation by the Company of the transactions contemplated by this Agreement and the Company Documents, other than any Consent which, if not obtained, would not be material to the Company or would not reasonably be expected to prevent, materially delay or materially impede the ability of the Company to perform its obligations under this Agreement and the Company Documents or to consummate the transactions contemplated hereby or thereby.

4.5                            Financial Statements.

(a)                               Copies of the following financial statements have been delivered to Buyer or have been made available to Buyer for its review: (i) the audited balance sheet of the Company as of December 31, 2015 and December 31, 2016 and the related audited statements of income, stockholder’s equity, and cash flows for the fiscal years then ended, together with the notes and reports related thereto (the “Financial Statements”), and (ii) the unaudited balance sheet of the Company as of August 31, 2017 (the “Balance Sheet Date”), and the related unaudited statements of income, stockholder’s equity, and cash flows for the 8-month period then ended (the “Interim Financial Statements” and together with the Financial Statements, the “Company Financial Statements”).

(b)                              The Company Financial Statements were prepared in accordance with (i) GAAP (except, with respect to the Interim Financial Statements, for the absence of footnote disclosure and immaterial customary year-end adjustments) applied on a consistent basis throughout the periods covered thereby, and (ii) the books of account and financial records of the Company, and are consistent therewith (which books and records are complete and correct in all material respects). The Company Financial Statements fairly present in all material respects the financial position, results of operations, stockholder’s equity and cash flows of the Company as of the respective dates and for the periods indicated therein.

4.6                            Taxes. Except as set forth on Schedule 4.6:

(a)                               The Company has timely filed (taking into account available extensions) all Tax Returns that are required to be filed by it and paid all Taxes (whether or not shown on any Tax Returns) which are due and payable. All such Tax Returns are true, correct and complete in all material respects.

(b)                              The Company has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has, within the time and in the manner prescribed by Law, withheld and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, under applicable Laws.

(c)                     The Company has not agreed to any extension or waiver of the statute of limitations applicable to any Tax Return or Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired.

(d)                             The Company has never been a member of any Affiliated Group or has been included or required to be included in any Tax Return related to any such Affiliated Group (other than an Affiliated Group the common parent of which was the Company). Other than liabilities for Taxes as a result of being a member of an Affiliated Group the common parent of which was the Company, the Company is not liable for the Taxes of another Person (i) under

Treasury Regulations Section 1.1502-6 (or comparable provisions of state, local or foreign Law) or (ii) as a transferee or successor or by contract (other than commercial contracts with a primary purpose unrelated to Tax). The Company is not a party to or bound by any Tax sharing or Tax allocation agreement.

(e)                               There are no Liens for unpaid Taxes on the assets of the Company other than for Taxes that are not yet due and payable.

(f)                                There are no Actions currently pending or, to the Company’s Knowledge, being conducted with respect to the Company in respect of any Tax. The Company has not received from any Taxing Authority any written (i) request for information related to Tax matters or (ii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Taxing Authority against the Company.

(g)                              No claim has ever been made or threatened in writing by a Taxing Authority in a jurisdiction where the Company has not filed Tax Returns asserting that the Company is or may be subject to Taxes imposed by that jurisdiction, nor to the Company’s Knowledge, is there any factual basis for any such claim.

(h)                              The Company is not, nor has it been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(i)                                  The Company has not executed or entered into with, or received from any Taxing Authority (i) any closing agreement pursuant to Section 7121 of the Code, or any predecessor provision thereof or any similar state, local, or foreign law that relates to the assets or operations of the Company or (ii) any private letter ruling or private letter ruling request.

(j)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period ending after the Closing Date as a result of any (i) change in accounting method for any taxable period ending on or before the Closing Date under Section 481 of the Code (or any similar state, local, or foreign Tax Legal Requirement), (ii) written agreement with a Taxing Authority with regard to any Tax liability for any period ending on or before the Closing Date, (iii) installment sale or open transaction disposition made prior to the Closing on the Closing Date, (iv) prepaid amount received on or prior to the Closing Date, or (v) election pursuant to Code Section 108(i).

(k)                              The Company is not a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares described in Section 355 (i) of the Code in the two (2) years prior to the date of this Agreement or (ii) in a distribution that could otherwise be reasonably expected to constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code.

(l)                                  The Company is not resident nor does it have a permanent establishment (within the meaning of an applicable Tax treaty) or an office or fixed place of business in a country other than the one in which it is organized.

4.7                            Title to Personal Property. The Company has (in the case of personal property owned or purported to be owned by the Company) good title to, or (in the case of personal property leased or purported to be leased by the Company) a valid leasehold interest in all of the tangible assets reflected in the Interim Financial Statements or thereafter acquired by the Company, free and clear of all Liens except for Permitted Liens, excluding inventory sold or disposed of by the Company in the Ordinary Course of Business since the Balance Sheet Date. The Company’s material tangible assets or properties are in good operating condition (normal wear and tear excepted) and are fit, in all material respects, for use in the Ordinary Course of Business. The Company owns, or has a valid leasehold or license interest in, all material properties and assets necessary for the conduct of its business as presently conducted, and such properties and assets constitute all of the properties and assets necessary for continued conduct of its business after Closing in the same manner as presently conducted.

4.8                            Real Property.

(a)                               Schedule 4.8(a)(i) sets forth a complete list of the Leased Real Property and the Company’s interest therein, including a true and complete list of all Leases for each parcel of Leased Real Property. The Company does not own any real property. Schedule 4.8(a)(ii) sets forth a complete list of each purchase option, right of first refusal, right of first offer or other similar right held by the Company with respect to any real property. The Leased Real Property listed on Schedule 4.8(a)(i) comprises all real property interests used in the conduct of the business and operations of the Company as now conducted (other than any Contracts with any vendor that is a co-packer). With respect to each of the Leases the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof except as set forth on Schedule 4.8(a)(i). The Company has delivered to Buyer a true and complete copy of each Lease and, to the extent in the Company’s possession, copies of all extension notices, written notices of default, estoppel certificates and subordination, non-disturbance and attornment agreements delivered pursuant to each Lease.

(b)                              There are no development agreements or other Contracts that limit the ability of the Company to protest real property taxes or assessments, establish minimum real estate taxes, or require the Company to continue business operations at any parcel of Leased Real Property.

(c)                               None of the Leased Real Property rely on any facilities (other than the facilities of the public utility and community water and sewer companies) not located on the applicable Leased Real Property to fulfill any zoning, building code or other legal requirement.  To the Company’s Knowledge, there is no material defect in any of the structural components of any improvement on any or Leased Real Property or its electrical, plumbing, HVAC, life safety or other building systems.

(d)                             The Company has a valid leasehold interest under each of the Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).  The Company is not in default under any Lease and to the Company’s Knowledge, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto.  The Company has good title to the leasehold estate and other rights of the tenant in respect of the property affected by any Lease, free and clear of all Liens of any nature whatsoever except (A) Permitted Liens, and (B) Liens and other encumbrances on the fee title, the payment or performance of which are not the responsibility of the Company as tenant under the applicable Lease.

(e)                               There are no pending or, to the Company’s Knowledge, threatened or contemplated condemnation or other eminent domain actions or proceedings affecting the Leased Real Property or any part thereof, or any sale or other disposition of the Leased Real Property or any part thereof in lieu of condemnation.  No portion of the Leased Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored.

4.9                            Compliance with Laws. Except as set forth on Schedule 4.9:

(a)                               The Company is, and since the Lookback Date, has been, in compliance in all material respects with all Laws and Orders applicable to it or its business.

(b)                              The Company has not received a written notification (or, to the Company’s Knowledge, oral notification), from any Governmental Authority since the Lookback Date asserting that the Company is not in material compliance with any Law or Order.

(c)                               The Company is, and since the Lookback Date has been, in compliance with the United States Foreign Corrupt Practices Act of 1977 and any other anti-corruption or anti-bribery Laws of any jurisdiction where the Company does business. Since the Lookback Date, the Company has at all times complied with all Laws relating to export control and trade sanctions or embargoes or that are otherwise applicable to the Company.

4.10                    Permits. The Company possesses, and is in compliance in all material respects with all terms and conditions of, all licenses, approvals, permits, variances, exemptions, certifications, orders, consents, and authorizations of any Governmental Authority necessary to operate its business as currently conducted (collectively “Permits”). The Company is not in default or violation under any of the Permits, and, to the Company’s Knowledge, no event, circumstances or state of facts has occurred which, with notice or the lapse of time or both, would constitute a default of violation under any of the Permits. There are no Actions pending or, to the Company’s Knowledge, threatened relating to the suspension, revocation, modification or termination of any of the Permits.

4.11                    Employee Benefit Plans.

(a)                               Schedule 4.11(a) sets forth a complete list of (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA and (ii) all other severance pay, salary continuation, bonus, incentive, stock option, stock purchase, equity incentive, retirement, pension, profit sharing, welfare, fringe benefit, retention, change of control, employment (other than offer letters for “at-will” employment that do not provide severance or other terms that would be considered an Employee Plan under this section) or deferred compensation and any other benefit or compensation plans, Contracts, programs, funds, or arrangements of any kind to which the Company or any ERISA Affiliate makes or is required to make payments, transfers, or contributions or under or with respect to which the Company or any ERISA Affiliate has any current or contingent liability or obligation (all of the above being hereinafter individually or collectively referred to as “Employee Plan” or “Employee Plans,” respectively).

(b)                              Copies of the following materials have been delivered or made available to Buyer: (i) all current plan documents for each Employee Plan or, in the case of an unwritten Employee Plan, a written description thereof, (ii) all opinion, advisory or determination letters from the Internal Revenue Service (the “IRS”) with respect to any of the Employee Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, and summary annual reports with respect to any of the Employee Plans, and (iv) all insurance policies, trust agreements, or other funding arrangements.

(c)                               Each Employee Plan has been maintained, funded, operated, and administered in all material respects in compliance with its terms and any related documents or agreements and with all applicable Laws.

(d)                             Each Employee Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified (or is entitled to rely on a favorable opinion letter issued by the IRS), and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code and no circumstances have occurred since the date of such letter that would reasonably be expected to result in the loss of the tax-qualified status of such plan or trust.

(e)                               Neither the Company nor any ERISA Affiliate has engaged in or knowingly permitted to occur and, to the Company’s Knowledge, no other party has engaged in or permitted to occur, any transaction prohibited by Section 406 of ERISA or any “prohibited transaction” under Section 4975(c) of the Code that is not otherwise exempt under Section 408 of ERISA or a breach of fiduciary duty (as determined under ERISA) with respect to any Employee Plan that could result in any material liability, penalty or Tax under ERISA or the Code being imposed on the Company.  There are no facts or circumstances that would reasonably be expected to subject the Company to any (i) Tax or other liability under Chapters 43, 46 or 47 of Subtitle D of the Code, (ii) penalty, Tax or liability under Chapter 68 of Subtitle F of the Code or (iii) civil penalty, damages or other liability arising under Section 502 of ERISA.

(f)                                Except as set forth on Schedule 4.11(f), neither the Company nor any ERISA Affiliate currently has, or within the last six years had, an obligation to contribute to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan that is or was subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (iv) a

“multiple employer plan” as defined in Section 413(c) of the Code or section 4063 of ERISA or (v) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA.

(g)                              There is no pending or, to the Company’s Knowledge, threatened, assessment, complaint, Action, proceeding, or investigation of any kind with respect to any Employee Plan (other than routine claims for benefits).

(h)                              With respect to each group health plan benefiting any current or former employee of the Company (or a dependent of such individual) that is subject to Section 4980B of the Code, the Company has complied in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA and any similar state Law (“COBRA”).

(i)                                  Except as set forth on Schedule 4.11(i), the Company has no obligations to provide health or welfare benefits, including death or medical benefits, beyond termination of service or retirement other than coverage mandated by COBRA for which the recipient pays the entire premium cost.

(j)                                  Except as set forth on Schedule 4.11(j), no amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Employee Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(k)                              Except as set forth on Schedule 4.11(k), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein (either alone or upon the occurrence of any additional or subsequent event), will cause any (i) payments to become due or payable to any employee, former employee, director or officer or (ii) payment, acceleration, vesting or increase in benefits to any employee, former employee, director or officer.

4.12                    Material Contracts.

(a)                               Set forth on Schedule 4.12(a) is a list of the following Contracts to which the Company is a party, by which it or its assets bound, or pursuant to which it receives any material benefit or incurs any obligation or liability (the Contracts required to be set forth on Schedule 4.12(a), collectively, the “Material Contracts”):

(i)                                  each Contract (A) limiting the right of the Company to (x) engage in or compete with any Person in any business or in any geographical area or (y) solicit or hire any Person or customers, (B) containing exclusivity, requirements, “take or pay,” or minimum or maximum purchase or price obligations, or similar provisions, or (C) containing any “most favored nation” or similar pricing provision;

(ii)                              each collective bargaining Contract or other Contract with any labor union, organization or association;

(iii)                          each license of Intellectual Property except for (A) licenses implied by the sale of goods; or (B) shrink-wrap, click-wrap software licenses, end-user licenses and licenses to software generally commercially available;

(iv)                          each Contract relating to the creation, incurrence, assumption or guarantee of any indebtedness or Company Debt, or imposing a Lien on any of the assets of the Company;

(v)                              each Contract providing for deferred compensation, severance, retention, change in control or other similar payments or benefits, or providing any loan to any current or former officer, director, or employee of the Company;

(vi)                          each Contract pertaining to employment arrangements with any current or former officer, director, or employee of the Company that provides for annual compensation in excess of $150,000;

(vii)                      each Contract with Seller or any Affiliate of Seller;

(viii)                  each Contract relating to the acquisition (by merger, purchase of equity or assets or otherwise) by the Company of any operating business (or portion thereof) or the capital stock or other equity interests of any other Person (i) entered into since the Lookback Date or (ii) containing any outstanding “earn-out” or other obligations;

(ix)                          each Contract relating to the disposition (by merger, purchase of equity or assets or otherwise) by the Company of any operating business (or portion thereof) or any of its Equity Interests;

(x)                              each Contract with a Significant Vendor or Significant Customer;

(xi)                          each Contract with any Governmental Authority;

(xii)                      each Contract that is a settlement, conciliation or similar agreement that imposes any obligations upon the Company after the date of this Agreement;

(xiii)                  each Contract (or group of related Contracts) requiring any capital commitment or capital expenditure (or series of capital expenditures) by the Company after the date hereof in an amount in excess of $500,000 individually or $1,000,000 in the aggregate; and

(xiv)                  each Contract (or group of related Contracts) pursuant to which the Company is the lessee of any personal property, or the lessor of any personal property, which provides for annual payments in excess of $500,000;

(xv)                      each partnership, joint venture or other similar Contract;

(xvi)                  each Contract relating to any swap, forward, futures, warrant, option or other derivative or hedging transaction;

(xvii)              each franchise or option to purchase any asset other than real property reasonably anticipated to have value of $750,000 or more (in the aggregate);

(xviii)          each Contract under which the Company remains obligated to lend or make any investment in (in the form of a loan, capital contribution or otherwise) any other Person;

(xix)                  each Contract that relates to the indemnification of any Person, other than in the Ordinary Course of Business;

(xx)                      each other Contract (or group of related Contracts) in each case which is not (x) included in the foregoing clauses or (y) a Lease, that provides for (or is reasonably anticipated to provide) future payments by the Company in excess of $1,000,000 per annum and which is not terminable at will by the Company with sixty (60) days’ notice or less without payment of any prepayment penalty.

(b)                              The Company has heretofore made available to Buyer true and correct copies of all Material Contracts, including all amendments and modifications thereto, and, to the extent that any Material Contract is oral, Schedule 4.12(a) contains a summary of the material terms of such Material Contract. Each Material Contract is in full force and effect and constitutes a legal, valid and binding obligation of the Company, and, to the Company’s Knowledge, of the other parties thereto. There is no material breach or default by the Company or, to the Company’s Knowledge, by any third party under any Material Contract, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, modification or acceleration thereof by any party to such Material Contract. The Company has not received written notice (or, to the Company’s Knowledge, oral notice) of the intention of any third party under any Material Contract to cancel, terminate or modify the terms of any such Material Contract, or accelerate the obligations of the Company thereunder. The Company has not waived any material right under any Material Contract. The Company has not received any prepayment under any Material Contract for any service that has not been fully performed or good that has not been supplied (other than as is fully reflected in the Interim Financial Statements and will be in Final Closing Date Net Working Capital as finally determined in accordance with Section 2.3).

4.13                    Legal Proceedings. Except as set forth on Schedule 4.13, there is, and since the Lookback Date has been, no Action pending or, to the Company’s Knowledge, threatened by or before any Governmental Authority against or involving the Company that alleges a material violation by the Company of any Law or Order applicable to its business or operations.  Except as set forth on Schedule 4.13, there are no outstanding Orders applicable to the Company or its business.

4.14                    Intellectual Property.

(a)                               (i) Except as set forth on Schedule 4.14(a), the Company owns all Company-Owned IP, (ii) the Company owns, or has the valid right or license to, all Company IP and (iii) the Company Owned IP is not subject to any Lien, other than non-exclusive licenses granted by the Company in the Ordinary Course of Business. The Company IP constitutes all Intellectual Property required for the operation of the Company’s business as currently conducted.

(b)                              Schedule 4.14(b) lists all Company Registered Intellectual Property, including the jurisdictions in which each such item of Company Registered Intellectual Property has been applied for, issued or registered. Each item of Company Registered Intellectual Property is valid, enforceable, and subsisting (or in the case of applications, applied for), and all registration, maintenance and renewal fees and actions due prior to the date of this Agreement in connection with the Company Registered Intellectual Property have been paid or taken, as applicable.

(c)                               The performance of the Company’s obligations under this Agreement will not cause the forfeiture or termination of, nor give rise to a right of forfeiture or termination of, any Company IP.

(d)                             Except pursuant to a Material Contract, the Company has not (i) received a license (except for licenses implied by the sale of goods, or shrink-wrap, click-wrap software licenses, end-user licenses and licenses to software generally commercially available) of any Intellectual Property from any third party or (ii) licensed any of the Company IP to any third party (except for non-exclusive licenses implied by the sale of goods and end-user licenses granted in the Ordinary Course of Business). The Company, and the operation of the Company’s business, does not infringe, misappropriate or otherwise violate any third party’s Intellectual Property.

(e)                               Except as set forth on Schedule 4.14(e), there is no Action pending or, to the Company’s Knowledge, threatened, against the Company relating to any Intellectual Property, and the Company has not received any written notice within the last three (3) years of any claim and, to the Company’s Knowledge, no claim has been threatened that (A) challenges the validity, enforceability, use or ownership of any Company-Owned IP or (B) alleges that the Company or the operation of the Company’s business infringes or otherwise violates any third party’s right in or to such third party’s Intellectual Property. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Company-Owned IP or any Intellectual Property exclusively licensed to the Company. The Company has not received any written communication within the last three (3) years that requests or offers a license or grant of immunity from any Person with respect to any Intellectual Property.

(f)                                The Company owns and has the right to own all Intellectual Property developed by their respective past and current employees, contract workers, consultants and agents in connection with their services for the Company.

(g)                              The Company has implemented and complied with adequate procedures consistent with industry practices to maintain the secrecy and security of and to protect from loss, theft and unauthorized use and disclosure (i) its trade secrets and other proprietary information, (ii) the trade secrets and proprietary information entrusted or otherwise disclosed to the Company by others and (iii) the personally identifiable information provided to the Company by individuals and to personal information collected from individuals. To the Company’s Knowledge, no Company IP that is a trade secret has been disclosed by the Company to any Person other than in connection with a binding confidentiality provision.

(h)                              The Company owns, leases or licenses software, hardware, databases, computer equipment and other information technology (collectively, “Computer Systems”) that are useful for the operations of the Company’s business.  The Company has taken commercially reasonable steps to preserve the availability, security and integrity of the Computer Systems used in the Company’s business and the data and information stored on such Computer Systems.  With respect to such Computer Systems: to the Company’s Knowledge, (i) there have been no material unauthorized intrusions or breaches of the security thereof; and (ii) there have been no material malfunctions thereof that have not been remedied or replaced in all material respects, or any material unplanned downtime or service interruption thereof.  The Company has purchased a sufficient number of licenses for all software used by the Company.

(i)                                  To the Company’s Knowledge, there has been no unauthorized use of any personally identifiable information that is owned, used, stored, received, or controlled by or on behalf of the Company.

4.15                    Insurance. Schedule 4.15 sets forth, as of the date of this Agreement, all policies of insurance and all fidelity or surety bonds, in each case, held by or applicable to the Company, and sets forth, in respect of each such policy, the policy name, policy number, carrier, term, type and amount of coverage and annual premium. All such policies are valid, in full force and effect, and binding and enforceable, and the Company is not, and to the Company’s Knowledge, no other party to such insurance policies is, in default or otherwise in breach of any of its obligations under any of such insurance policies (including regarding payment of premiums or giving of notices). Except as set forth on Schedule 4.15, and excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been cancelled by the insurer since the Lookback Date, and no written (or, to the Company’s Knowledge, oral) threat has been made by an insurer and received by the Company to cancel any insurance policy of the Company during such period. There is not, and since the Lookback Date there has not been, any pending claim that has been denied or rejected by any insurer.  All premiums due and payable on such insurance policies have been paid (other than retroactive or retrospective premium adjustments that are not yet but may be required to be paid with respect to any period ending prior to the Closing Date).  No event has occurred that (with or without the passage of time or giving of notice, or both) would constitute a default or breach, or permit termination, modification, cancellation or acceleration of any right or obligation under any such insurance policy.

4.16                    Personnel.

(a)                               Except as set forth on Schedule 4.16(a), the Company is not a party to or subject to any collective bargaining agreements, and, (i) to the Company’s Knowledge, no labor union or other collective bargaining unit represents or claims to represent any of the Company’s employees, (ii) to the Company’s Knowledge, no union organizing activities are underway or threatened with respect to the Company, nor have any union organizing activities occurred or been threatened with respect to the Company since the Lookback Date, and (iii) no strike, walkout, lockout, work slowdown or other material labor dispute is underway or, to the Company’s Knowledge, threatened.

(b)                    Since the Lookback Date, the Company has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Law (collectively, the “WARN Act”).

(c)                               A properly completed Form I-9 is on file with respect to each current or former employee of the Company for whom such Form I-9 is required under applicable Law.

(d)                             To the Company’s Knowledge, no current employee of the Company is subject to any obligation of confidentiality, non-solicitation or non-competition that would restrict or impede the activities of any such employee on behalf of the Company.

(e)                               Schedule 4.16(e) contains a complete and accurate list identifying all current employees of the Company with respect to each such employee includes the following information: (i) date of hire or initial service; (ii) job title; (iii) status as full-time or part-time (with “full-time” being defined as at least 40 hours per week), or on disability or any other leave of absence; (iv) classification as exempt or non-exempt under the Fair Labor Standards Act; (v) current annual salary, draw, or hourly-rate of compensation, and a description of any bonus, commission-based or other incentive compensation; (vi) accrued but unused vacation and sick pay (whether in the form of paid time off or some other form) and service credited for purposes of vesting and eligibility to participate in the Employee Plans; and (vii) primary work location, including city and state, and whether such employee primarily performs services from a home office.

4.17                    Environmental Matters. Except as set forth on Schedule 4.17:

(a)                               the Company is, and since the Lookback Date has been, in compliance in all material respects with all Environmental Laws applicable to their operations and use of its properties and facilities (including the Leased Real Property);

(b)                              the Company has obtained and is in compliance in all material respects with all permits required by applicable Environmental Laws for the operation or occupation of its properties, assets and business as currently conducted, except for such noncompliance or failure to obtain which would not reasonably be expected to result in material liability under any Environmental Laws;

(c)                               there has been no Release of any Hazardous Material by or on behalf of the Company, including at the Leased Real Property, that requires cleanup or remediation pursuant to, or would give rise to any material liability under, any applicable Environmental Law;

(d)                             since the Lookback Date, the Company has not (i) received written notice (except for notices that have been fully resolved) of any material violation of or material liability under any applicable Environmental Law, including under the citizen suit provisions of any Environmental Law; or (ii) been subject to or, to the Company’s Knowledge, threatened with any Action with respect to any Environmental Law;

(e)                               there is not present in, on or under any of the Leased Real Property any Hazardous Material in such form or quantity as to create any liability for the Company under any Environmental Law, and the Company has not installed, used, generated, treated, disposed of or arranged for the disposal of any Hazardous Material in any manner so as to create any liability under any Environmental Law;

(f)                                the Company has provided to Buyer all environmental reports materially bearing upon environmental matters with respect to any environmental liabilities of, or the operations of, the Company and any property currently or formerly owned, leased or occupied by the Company, in each case in the Company’s possession or under its reasonable control.

4.18                    Conduct of Business in Ordinary Course. Except for the transactions contemplated hereby, and except as set forth on Schedule 4.18, since January 1, 2017, (a) the Company has conducted its business and operations in the Ordinary Course of Business, (b) there has not been a Material Adverse Effect and (c) there has not been any action that would require Buyer’s written consent if taken during the period from the date of this Agreement until the Closing Date pursuant to Section 7.1.

4.19                    No Brokers. Except as set forth on Schedule 4.19 (each of which, for avoidance of doubt, constitute Selling Expenses), no broker, finder, investment banker, or similar agent has been engaged by or on behalf of the Company, and no Person is entitled to any commission, fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

4.20                    Vendors and Customers. Set forth on Schedule 4.20 is a complete and correct list of the ten (10) largest vendors, based on gross expenditures (each a “Significant Vendor”), and ten (10) largest customers, based on gross revenue (each a “Significant Customer”), of the Company, during the calendar year ending on December 31, 2016 and for the eight-month period ending on the Balance Sheet Date. The Company has not received any written (or, to the Company’s Knowledge, oral) notice of any Significant Vendor’s or Significant Customer’s intent, and no Significant Vendor or Customer has taken any action, to cancel, or materially alter or decrease the volume of payments or sales, or threatened in writing (or, to the Company’s Knowledge, orally) to do any of the foregoing, with respect to any arrangement with the Company. Schedule 4.20 lists all discounts, trade ins, allowances, price concessions, incentive or rebate programs (including discount, slotting/intro allowances, bill-back price concessions, or volume incentives) utilized by the Company for any Significant Vendor at any point during the one-year period immediately preceding the date of this Agreement.

4.21                    Related Persons Transactions. Except as set forth on Schedule 4.21, none of Seller, Seller’s Affiliates or any of their respective employees, equity holders, Affiliates, officers, directors, managers, or members of Seller, or any member of any of their Immediate Family (if applicable) (each a “Related Person”) (i) owes any amount to the Company nor does the Company owe any amount to (except in connection with an employment or independent contractor relationship) nor has the Company committed to make any loan or extend or guarantee credit to, or for the benefit of, or have any indebtedness to, any Related Person, (ii) is involved in any business arrangement or party to any Contract with the Company (except for an employment, ownership, or management relationship with the Company), (iii) has any claim or cause of action against the Company, (iv) has any material interest in any property (whether real, personal, or mixed and whether tangible or intangible), used by the Company or relating to the business or operations of the Company, or (v) owns, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (x) has any material business dealings, or a material financial interest in any transaction, with the Company, or (y) engages in competition with the Company.

4.22                    No Undisclosed Liabilities. The Company does not have any material liabilities other than those, (a) not required to by GAAP to be reflected on consolidated balance sheet of the Company, (b) specifically reflected on and fully reserved against on the face of the Company Financial Statements, (c) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability for breach of Contract, breach of warranty, tort, infringement, or violation of law) or (d) that are not, in the aggregate, material to the Company.

4.23                    Product Liabilities; Food Safety and Regulatory Compliance Matters.

(a)                               Except as set forth on Schedule 4.23(a), since the Lookback Date, none of the products formulated, produced, manufactured, packaged, labeled, marketed, stored, transported, distributed, or sold by the Company, including the packaging, labeling, and advertising related thereto (each a “Product” and collectively the “Products”), is or has been adulterated or misbranded within the meaning of Food Laws applicable to such Products.  None of the Products constituted an article prohibited from introduction into interstate commerce under applicable Food Laws at the time of its manufacture, distribution, delivery, or sale by the Company.

(b)                              Except as set forth on Schedule 4.23(b), the Company has not, since the Lookback Date, whether voluntarily or as a result of any Action by any Governmental Authority, implemented a recall or market withdrawal (as those terms are defined by the FDA and USDA, as applicable) of a Product for any reason, including any manufacturing or labeling defect, impurity or adulteration, or issued any press release or public statements containing any statement advising its trade customers or consumers of the Products to treat such Products as contaminated or as a significant health risk.

(c)                           None of the Company’s Products is, or since the Lookback Date has been, the subject of any warning letter, regulatory letter, notice of violation, seizure, injunction, courtesy letter, public notification or notification to any Governmental Authority, or similar action, other than in the normal course of business.

(d)                             Since the Lookback Date, there have been no, and there are no currently pending (or, to the Company’s Knowledge, threatened), Actions, and the Company has not received notice of any allegations or claims by the FDA, USDA, FTC, state attorneys general, any other Governmental Authority, consumer, consumer group, competitor, supplier, customer, or attorney that any of the Company’s Products are (i) unsafe, (ii) posed a threat to human safety, (iii) misbranded, (iv) falsely or misleadingly labeled or advertised, or (v) otherwise adulterated or misbranded as those terms are defined in the FFDCA or any Food Laws administered by the USDA.

(e)                               The Company is, and since the Lookback Date has been, in compliance with all Food Laws applicable to the Company. The Company has not been given notice of or has been charged with any actual or potential material violation of, or failure to comply in any material respect with, any applicable Food Laws.

(f)                                The Company’s advertising, labeling, and claims for the Products are, and since the Lookback Date have been, in compliance with applicable Food Laws, and no advertising, labeling, claims, or other promotional materials, whether in print, digital, online or other media used to promote the Products of the Company has been false or misleading, and has not and will not cause such product to be a drug under the FFDCA.

(g)                              No material liability exists for replacement, recall or other loss in connection with manufacture, distribution or sales of the Products since the Lookback Date (except to the extent reflected or reserved for in the Company Financial Statements) other than normal Product returns arising in the Ordinary Course of the Business.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Schedules referenced in this Article V (collectively, the “Seller Disclosure Schedules”), which shall qualify the corresponding representations and warranties of Seller set forth in this Article V, Seller represents and warrants to and for the benefit of Buyer that the following statements are true:

5.1                            Organization and Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to conduct its business as presently conducted.

5.2                            Authority; Enforceability; Title.

(a)                           Seller has all requisite limited liability company power and authority to enter into and perform its obligations under this Agreement and the other agreements, documents, instruments and certificates contemplated hereby to which Seller is a party (the “Seller Documents”) and to consummate the transactions contemplated herein and thereby, and this Agreement and the Seller Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by Seller pursuant to all necessary limited liability company authorizations and are the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by the General Enforceability Exceptions. The execution, delivery and performance by Seller of this Agreement and each of the Seller Documents and the consummation by Seller of the transactions contemplated by this Agreement and each of the Seller Documents have been duly and validly authorized and approved by all requisite limited liability company or other similar organizational action on the part of Seller, and each such authorization and approval remains in full force and effect. No further limited liability company proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement or any of the Seller Documents or to consummate the transactions contemplated by and carry out Seller’s obligations under this Agreement and each of the Seller Documents.

(b)                              Seller is the record and beneficial owner of the Equity Securities, and has good and valid title to the Equity Securities, free and clear of all Liens. Upon the consummation of the transactions contemplated by this Agreement, at the Closing, Buyer will acquire from Seller good and valid title to the Equity Securities free and clear of all Liens, other than Liens created by Buyer or pursuant to federal and state securities Laws.

5.3                            Legal Proceedings. There are no Actions pending or, to Seller’s knowledge, threatened against Seller that would adversely affect Seller’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.4                            Consents. Except as set forth on Schedule 5.4, no Consent is required to be obtained by Seller for the consummation by Seller of the transactions contemplated by this Agreement and the Seller Documents.

5.5                            No Brokers. Except as set forth on Schedule 5.5 (each of which, for avoidance of doubt, constitute Selling Expenses), no broker, finder, investment banker, or similar agent has been engaged by or on behalf of Seller, and no Person with which Seller has had any dealings is entitled to any commission, fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

5.6                            No Conflicts. Neither the execution, delivery or performance of this Agreement or the Seller Documents by Seller, nor the consummation by Seller of the transactions contemplated hereby or thereby, nor compliance by Seller with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Seller, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Seller or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, Contract or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Seller to consummate the transactions, and perform its obligations, contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 5.6 and the expiration or termination of the waiting period under the HSR Act, violate any Order or Law applicable to Seller or any of its properties or assets.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to and for the benefit of the Company (prior to the Closing) and Seller that the following statements are true:

6.1                            Securities Matters. The Equity Securities are being acquired by Buyer for investment only and not with a view to distribution in violation of the Securities Act. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investments pursuant hereto, and Buyer is capable of bearing the economic risk of such investments, including a complete loss thereof. Buyer understands and agrees that it may not sell or dispose of any of the Equity Securities other than pursuant to a registered offering or in a transaction exempt from the registration requirements of the Securities Act and applicable state securities Laws. Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

6.2                            Organization and Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority, to conduct its business as presently conducted.

6.3                            Authorization, Validity and Effect. Buyer has all the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other agreements, documents, instruments and certificates contemplated hereby to which it is a party (the “Buyer Documents”) and to consummate the transactions contemplated hereby and thereby. This Agreement and the Buyer Documents have been, or (as applicable) will be as of the Closing, duly and validly executed and delivered by Buyer pursuant to all necessary corporate authorizations and constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by the General Enforceability Exceptions.  The execution, delivery and performance by Buyer of this Agreement and each of the Buyer Documents and the consummation by Buyer of the transactions contemplated by this Agreement and each of the Buyer Documents have been duly and validly authorized and approved by all requisite corporate or other similar organizational action on the part of Buyer, and each such authorization and approval remains in full force and effect. No further corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery or performance of this Agreement or any of the Buyer Documents or to consummate the transactions contemplated by and carry out Buyer’s obligations under this Agreement and each of the Buyer Documents.

6.4       No Conflict; Required Filings and Consents.

(a)                               Neither the execution, delivery or performance of this Agreement or the Buyer Documents by Buyer, nor the consummation by Buyer of the transactions contemplated hereby or thereby, nor compliance by Buyer with any of the provisions hereof or thereof, will (i) conflict with or result in a breach of any provisions of any Organizational Document of Buyer, (ii) constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation, modification, amendment or acceleration with respect to, or result in the creation or imposition of any Lien upon, any property or assets of Buyer or, pursuant to any note, bond, mortgage, indenture, license, agreement, lease, Contract or other instrument or obligation to which it is a party or by which it or any of its properties or assets may be subject, and that would, in any such event, reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions, and perform its obligations, contemplated by this Agreement, or (iii) subject to receipt of the requisite approvals referred to on Schedule 6.4(b) and the expiration or termination of the waiting period under the HSR Act, violate any Order or Law applicable to Buyer or any of its properties or assets.

(b)                              Other than as set forth on Schedule 6.4(b) and any filings as may be required under the HSR Act, no Consent is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement, in any event, that would reasonably be expected to materially and adversely affect the ability of Buyer to consummate the transactions, and perform its obligations, contemplated by this Agreement.

6.5                            Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against Buyer that would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

6.6                            Financial Capability.  Buyer has sufficient immediately available funds or binding, unconditional and irrevocable financing commitments to pay the Closing Date Consideration and make such other payments as may be required at the Closing in order to consummate and perform the transactions contemplated hereby.  Immediately after giving effect to the transactions contemplated hereby, Buyer will be able to pay its debts as they become due in the ordinary course of business and shall own assets having a fair saleable value greater than its combined stated and contingent liabilities.

6.7                            No Brokers. Seller will have no liability for or obligation with respect to any broker, finder, investment banker or similar agent engaged by or on behalf of Buyer for any commission, fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

6.8                            Acknowledgments. Buyer acknowledges and agrees that the representations and warranties made by the Company and Seller in this Agreement and the other agreements and certificates contemplated by this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data and representations and warranties set forth in any other document, material or statement, whether written or oral, made available to Buyer, and Buyer has not, and shall be deemed to have not, relied on any data or representations and warranties contained in such other document, material or statement for any purpose whatsoever, including as a promise, projection, guaranty, representation, warranty or covenant.

6.9                            Solvency. After giving effect to the consummation of the transactions contemplated hereby, and assuming (i) the accuracy of the representations and warranties of the Company and Seller contained in this Agreement, (ii) the satisfaction of the conditions to Buyer’s obligation to consummate the Closing in Article VIII, (iii) any estimates, projections or forecasts prepared by or on behalf of the Company or Seller that have been provided to Buyer have been prepared in good faith based upon assumptions that were and continue to be reasonable, and (iv) the Company is solvent immediately prior to the Closing, then as of immediately following the Closing, the Company: (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (b) will not have unreasonably small capital with which to engage in its business; and (c) will not have incurred and will not plan to incur debts beyond its ability to pay as they become absolute and matured.

6.10                    R&W Insurance. Exhibit C sets forth the binders or similar documents, effective the date of this Agreement, attaching the final forms of the “buyer’s” representations and warranties insurance policies from the respective R&W Insurance Providers (collectively, the “R&W Insurance Policy”), insuring Buyer for Losses due to breaches of certain representations and warranties made by the Company (on behalf of the Company) under Article IV or Seller under Article V, which shall expressly exclude any right of subrogation in favor of the R&W Insurance Providers against Seller or any of Seller’s officers, managers, directors, equity holders, employees or agents under this Agreement or in respect of the transactions contemplated hereby, other than with respect to right of recovery against any such Person in cases of Fraud.

ARTICLE VII
COVENANTS AND AGREEMENTS

7.1                            Interim Operations. Between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except as set forth on Schedule 7.1 or as expressly required by this Agreement, unless Buyer has previously consented in writing or as required by applicable Law, the Company will (i) conduct its operations in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve present relationships with customers, suppliers, co-packers, vendors, distributors, employees and lenders having business dealings with the Company (it being understood that, for the avoidance of doubt, prior to the Effective Time, the Company may use all available cash to repay any Company Debt). Without limiting the foregoing, between the date of this Agreement and the Closing or the earlier termination of this Agreement in accordance with Article IX, except as set forth on Schedule 7.1 or as expressly required by this Agreement, unless Buyer has previously consented in writing or as required by applicable Law, the Company shall not do any of the following:

(a)                               incur any Company Debt or issue any long-term debt securities or assume, guarantee or endorse such obligations of any other Person, except for indebtedness incurred in the Ordinary Course of Business under lines of credit existing on the date hereof, which will be paid off at the Closing and included in Company Debt;

(b)                              (i) except in the Ordinary Course of Business, sell, transfer, assign, lease, license, abandon or dispose of, any material property or assets, (ii) mortgage or encumber, or subject to any Lien, any property or assets other than Permitted Liens incurred in the Ordinary Course of Business, or (iii) cancel any debts owed to or claims held by the Company;

(c)                               other than in the Ordinary Course of Business, enter into, amend, modify, renew, cancel or terminate any Material Contract; provided that the Company shall be permitted to extend, renew or replace any such Material Contract with one or more Contracts on substantially similar terms;

(d)                             enter into, adopt, amend, terminate, or increase the amount benefits or compensation (including any bonus) due under any Employee Plan or other benefit or compensation plan, program, Contract, or arrangement, including any agreement relating to the compensation or severance of any employee of the Company, except to the extent required by Law;

(e)                               make any change to the Company’s accounting methods, principles or practices, except as may be required by GAAP or changes in Law;

(f)                                make or change any material Tax election, change an annual accounting period, or adopt or change any accounting method;

(g)                              make any amendment (whether by merger, consolidation or otherwise) to the Company’s Organizational Documents;

(h)                              issue, redeem, pledge, deliver, grant, sell, or otherwise dispose of any Equity Interests or options, warrants, calls, subscriptions or other rights to purchase or redeem any Equity Interests of the Company, or issue or declare any non-cash dividends or distributions with respect thereto, or split, combine, reclassify or subdivide the Equity Interests of the Company, or otherwise change the capital structure of the Company;

(i)                                  directly or indirectly, acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets or otherwise acquire any assets or business of, or acquire any equity interests in, any Person;

(j)                                  (i) initiate any Action or (ii) enter into any settlements or compromises of any Actions, if such settlements or compromises would involve (x) the imposition of any material non-monetary restrictions upon the Company, or (y) any payment in excess of $100,000;

(k)                              allow any material insurance policies to lapse, without renewal or replacement on commercially reasonable terms;

(l)                                  make any material loans, advances or capital contributions to, or material investments in, any other Person;

(m)                          make capital expenditures in excess of $500,000, in the aggregate;

(n)                              dispose of (whether by transfer, merger, consolidation, disposition of stock or assets or otherwise), directly or indirectly, any material assets, properties or businesses, other than (i) the sale of inventory in the Ordinary Course of Business or (ii) the sale or disposal of obsolete or excess equipment in the Ordinary Course of Business;

(o)                              create any Subsidiary of the Company;

(p)                              (i) adopt a plan of agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization or (ii) file a bankruptcy petition under any provisions of federal or state bankruptcy law on behalf of the Company or consent to the filing of any bankruptcy petition against the Company under any similar law;

(q)                              materially delay, decrease, or increase the rate of promotional or marketing expenditures, other than in the ordinary course of business; or

(r)                                 authorize, agree or commit to take any of the actions described in the foregoing sub-clauses of this Section 7.1.

Nothing contained in this Section 7.1 or elsewhere in this Agreement shall preclude the Company, in its sole discretion, from making cash distributions to Seller prior to the Effective Time using available cash on hand and without otherwise violating this Section 7.1.

7.2                            Reasonable Access; Confidentiality.

(a)                               From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article IX, and subject to applicable Law, the Company and Seller shall (i) give Buyer, its Affiliates, its counsel, its financing sources, its financial advisors, its insurance underwriters and their respective representatives, upon reasonable notice to the Company, reasonable access, during normal business hours, to the officers, employees, agents, assets, properties, books, records and agreements of the Company, (ii) furnish to Buyer, its Affiliates, its counsel, its financing sources, its financial advisors, its insurance underwriters and their respective representatives such financial and operating data and any other information relating to the Company as such Persons may reasonably request, and (iii) instruct the key management members, counsel and financial advisors of the Company to cooperate with Buyer in its investigation of the Company, provided that such activities shall not unreasonably disturb the operations of the Company. The foregoing covenant will not require the Company to provide the Buyer or its representatives with access to any document or other communication that the Company believes in good faith may be subject to any contractual confidentiality obligation (provided, however, that with respect to documents or communications that the Company believes in good faith may be subject to a contractual confidentiality obligation, the Company shall identify such document or communication to Buyer without disclosing the confidential contents thereof and will cooperate with Buyer in furtherance Buyer obtaining access to such confidential information without the Company breaching its contractual confidentiality obligations) or that may be covered by any attorney-client, work product or similar legal privilege.

(b)                              From the date hereof until the Closing Date or the earlier termination of this Agreement in accordance with Article IX, except as contemplated hereby, Buyer shall not, without the prior written consent of the Company, contact, in any manner, any customers, suppliers, co-packers, vendors or employees of the Company with respect to any matters relating to this Agreement or the transactions contemplated hereby.

(c)                               Any information provided to or obtained by Buyer pursuant to Section 7.2(a) and Section 7.2(b) above will be subject to the Confidentiality Agreement, dated July 27, 2017, between the Company and Buyer (the “Confidentiality Agreement”), and must be held by Buyer in accordance with and be subject to the terms of the Confidentiality Agreement.

(d)                             Buyer shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference; provided that, the Confidentiality Agreement shall terminate and be of no further force or effect upon consummation of the Closing.

(e)                               During the period beginning immediately following the Closing and ending on the second anniversary of the Closing Date (except, with respect to any confidential and non-public information that is a trade secret under applicable Law, the following obligations will remain in effect so long as such information remains a trade secret), Seller will, and will cause its Affiliates to, keep confidential and not disclose, any confidential and non-public information of the Company, except (a) to the extent such information becomes available to Seller or Affiliate of Seller after Closing as a result of disclosure not known by such recipient to have been improper or generally known to the public, or (b) as required by applicable Law, in which case, to the extent practicable, Seller or such Affiliate of Seller will provide Buyer notice and Seller or such Affiliate of Seller will cooperate with Buyer’s reasonable efforts to contest and oppose such disclosure, at Buyer’s expense.

7.3                            Publicity. Upon execution of this Agreement, the Parties shall jointly issue a press release in a form agreed upon by the Parties.  Except as contemplated by the preceding sentence or as may be required to comply with the requirements of any applicable Law or the rules of any securities exchange to which the disclosing party is subject, in each case in the reasonable opinion of counsel to such Party, no Party will issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated hereby without the prior approval (which approval will not be unreasonably withheld or delayed) of (a) with respect to such releases or announcements by Buyer or the Company (from and after the Closing Date), Seller or (b) with respect to such releases or announcements by Seller or the Company (prior to the Closing Date), Buyer; provided, however, that, after the Closing, (i) each of Buyer, Seller, their respective fund sponsors, if applicable, and their respective brokers, if applicable, will be entitled to issue a “tombstone” or similar advertisement (which may include the aggregate consideration paid in connection with the transactions contemplated hereby) without obtaining such prior approval, and (ii) in connection with any press release or public announcement required by Law, Buyer and Seller shall, to the extent possible, have the right to review and comment on such public announcement prior to publication. Notwithstanding the foregoing, each of Seller, Buyer and their respective fund sponsors, if applicable, and Affiliates will be allowed to disclose the terms of this Agreement and the transactions contemplated hereby (x) to authorized representatives and employees of such Person or its Affiliates, (y) to its and its Affiliates’ investors in connection with summary information about such Person or any of such Person’s Affiliates’ financial condition and (z) to any of such Person’s Affiliates, auditors, attorneys, financing sources, potential investors or other agents or any other Person to whom such Person discloses such information in the ordinary course of business.

7.4                            Records. With respect to the financial books and records, Tax Returns and minute books of the Company relating to matters on or prior to the Closing Date: (a) Buyer shall maintain such items in accordance with its record-retention policies, and (b) where there is an audit of the Company by any Taxing Authority relating to the time period prior to Closing, Buyer shall allow Seller and its representatives reasonable access (to the extent permitted by Law) to the books, records (including accountant work papers), and employees of the Company during regular business hours.

7.5                            Continuing Indemnification for Company Actors.

(a)                               From and after the Closing Date until the sixth anniversary of the Closing Date, the Company shall (i) fulfill and honor in all respects the obligations of the Company for indemnification and advancement of expenses in favor of each past and present officer and director of the Company under the Organizational Documents of the Company (in effect as of the date hereof), and (ii) indemnify, hold harmless and advance expenses to each Person who is now, has been at any time prior to the date of this Agreement, or becomes prior to the Closing Date, an officer or director of the Company (each, a “Company Indemnitee”) against any Losses incurred in connection with any threatened or pending Action, whether asserted or claimed prior to, at or after the Closing Date, if and whenever such Company Indemnitee is or was a party to or a subject of, or is threatened to be made a party to or a subject of, such Action arising out of or pertaining to acts or omissions or alleged acts or omissions of the Company Indemnitee occurring on or prior to the Closing Date (including, without limitation, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) in his or her capacity as an officer, manager, director, employee or fiduciary of the Company, to the fullest extent permitted by the General Corporation Law of the State of Delaware and to the extent required by the Organizational Documents (in effect as of the date hereof). The Organizational Documents of the Company following the Closing shall contain provisions with respect to indemnification that are at least as favorable to the Company Indemnitees as those contained in the Organizational Documents of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of the Company Indemnitees, unless such modification is required by applicable Law, and all rights to indemnification thereunder in respect of any Action asserted or made within such period shall continue until the final disposition or resolution of such Action or the expiration of the statute of limitations with respect to any such claim, together with any appeal thereof.

(b)                              (i) For six years after the Closing Date, the Company or Buyer shall maintain in effect directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance covering acts or omissions occurring on or prior to the Closing Date with respect to those Persons who are currently covered by the Company’s comparable insurance policies on terms with respect to such coverage and amount no less favorable to the insured than those of such current insurance coverages or (ii) at the Closing, at the expense of Buyer, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the Company’s directors and officers in a form acceptable to the Company that shall provide the coverage detailed in clause (i) above. Prior to the Closing Date, Buyer shall deliver to the

Company and Seller reasonable evidence of the continuation as aforesaid of such insurance coverages.

(c)                               The provisions of this Section 7.5 are intended to be for the benefit of, and will be enforceable by, each Company Indemnitee or insured Person, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other right to indemnification or contribution that any such Person may have by contract or otherwise. Following the Closing, in the event the Company or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of the Company, shall assume the obligations set forth in this Section 7.5.

7.6                            Certain Notices; Supplemental Disclosure.

(a)                               During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with Article IX, Buyer shall promptly advise the Company in writing if it becomes aware of (i) the occurrence, or non-occurrence, of any event that has caused any representation or warranty made by it to be untrue or inaccurate in any material respect at any time after the date of this Agreement and prior to the Closing, (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Seller is permitted by such Governmental Authority), and (iv) any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 6.5.

(b)                              During the period from the date of this Agreement through the Closing Date or the earlier termination of this Agreement in accordance with Article IX, the Company or Seller shall promptly advise Buyer in writing if the Company or Seller obtains knowledge of (i) any material failure on its or Seller’s part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or Seller hereunder, (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (to the extent notification thereof to Buyer is permitted by such Governmental Authority); and (iv) any Actions commenced that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.13.

7.7                            Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby, including, except as provided in Section 7.10, (a) obtaining all of the Consents and the making of all filings and the taking of all steps as may be necessary to obtain a Consent from, or to avoid an Action by, any Governmental Authority, (b) obtaining the necessary consents from third parties, (c) defending any Action challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any Governmental Authority vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. The “commercially reasonable efforts” of Seller, Buyer and the Company shall not require Seller, Buyer or the Company or any of their Affiliates to (i) expend any money to remedy any breach of any representation or warranty hereunder, (ii) commence any litigation or arbitration proceeding, to offer or grant or otherwise provide any accommodation (financial or otherwise) to any Person, (iii) to waive strict compliance with the terms of this Agreement by any other Party, or (iv) with respect to the Company or Seller, to provide financing to Buyer for the completion of the transactions contemplated hereunder.

7.8                            Employment and Benefit Arrangements.

(a)                               Buyer agrees that, for a period of one year following the Closing (or, if earlier, until the date of termination of the relevant employee), the individuals who are employed by the Company as of the Closing Date (the “Company Employees”) shall be eligible to receive compensation and employee benefits (other than equity or equity-based compensation) that are substantially comparable in the aggregate to that compensation and those benefits (other than any equity or equity-based compensation) provided to the Company Employees immediately prior to the date hereof. Buyer shall use commercially reasonable efforts to ensure that any employee benefit plans or programs it maintains or adopts with respect to the Company Employees treat employment with the Company prior to the Closing Date the same as employment with Buyer, the Company from and after the Closing Date for purposes of eligibility and vesting (including the satisfaction of any waiting periods under any welfare benefit plans maintained by Buyer (the “Buyer Welfare Plans”)) and, for purposes of any vacation plan or policy it adopts with respect to the Company Employees, benefit accrual, in each case to the same extent that such employment with the Company prior to the Closing Date was recognized for such purpose under the corresponding Employee Plan, provided however, that service and employment with the Company prior to the Closing Date will not be recognized for retiree medical and defined benefit pension plan benefits. In the plan year in which the Closing occurs, no pre-existing condition limitations, exclusions or waiting periods applicable with respect to medical benefits under the Buyer Welfare Plans will apply to Company Employees to the extent that such limitations, exclusions or waiting periods did not apply to such Company Employee under the corresponding Employee Plan providing medical benefits as of the Closing Date to the extent that Company provides Buyer sufficient information regarding such status. The Buyer Welfare Plans that are medical benefit plans in which a Company Employee participates after the Closing Date will use commercially reasonable efforts to recognize, for purposes of satisfying any deductible, co-pays and out-of-pocket maximums during the plan year in which the Closing Date occurs, any payment made by such Company Employee in such plan year prior to the Closing Date toward deductibles, co-pays and out-of-pocket maximums in any corresponding Employee Plan to the extent that Company provides Buyer sufficient information regarding such amounts.

(b)                              Buyer shall be solely responsible for issuing, serving and delivering all orders and notices required, if any, pursuant to the WARN Act or its state law equivalent, in connection with the termination of any employees of the Company after the Closing Date. Further, Buyer shall either (i) retain the Company Employees to the extent necessary to avoid any requirement that the Company deliver notifications with respect to any Company Employees or any individual employed by the Company within the 90 day period prior to the Closing Date pursuant to the WARN Act or its state law equivalent, if any; or (ii) to the extent necessary provide any notices to the Company Employees required under the WARN Act in accordance with the WARN Act.

(c)                               Nothing in this Section 7.8, whether express or implied, shall: (i) confer upon any Company Employee or other Person any rights or remedies, including any right to employment or continued employment for any period or any terms or conditions of employment, or any third-party beneficiary rights hereunder; (ii) be interpreted to prevent or restrict Buyer or its Affiliates (including, following the Closing Date, the Company) from modifying or terminating the employment or terms of employment of any Company Employee, including the amendment or termination of any benefit or compensation plan, program, policy, Contract, agreement or arrangement, after the Closing; or (iii) be treated as an establishment or an amendment or other modification of any Employee Plan or other compensation or benefit plan, program, policy, Contract, agreement or arrangement.

7.9                            No Shop. Each of Seller and the Company shall not, and shall cause their respective officers, directors, partners, employees, Affiliates, agents and representatives not to, directly or indirectly, solicit, initiate, discuss, entertain, undertake, authorize, recommend, propose, seek, enter into or encourage the submission of any proposal or offer from any Person relating to the acquisition of any portion of the Equity Securities or other Equity Interests or any portion of the assets (other than inventory sold in the Ordinary Course of Business) of, or similar transaction involving, the Company or Seller (including any acquisition structured as a merger, joint venture, consolidation, share exchange or otherwise) (each, an “Acquisition Proposal”); provided, however, that the Company’s representatives may respond to unsolicited inquiries, but solely for the purpose of communicating that the Company is not able to entertain the unsolicited offer. Seller and the Company shall (and shall cause their respective officers, directors, partners, employees, Affiliates, agents and representatives to) immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer) with respect to any Acquisition Proposal and to immediately cause to be terminated access to the data room prepared by Seller with respect to the transactions contemplated hereby (other than to Buyer).

7.10                    Antitrust and Other Closing Matters.

(a)                               Each of the Company and Buyer agrees to file all appropriate notifications and filings pursuant to the HSR Act or any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement in the most expeditious manner practicable, but in any event within five (5) Business Days after the date hereof and to respond promptly to any request for additional information and documentary material that may be issued to such Party by the relevant Governmental Authorities in connection with the HSR Act or any other applicable Antitrust Law. Each of the Company and Buyer agrees to use its commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act or any other applicable Antitrust Law. No Party shall take any action or step to extend, delay, or prevent the expiration or termination of any applicable waiting period under the HSR Act or other Antitrust Law without the express advance written consent of the other Parties.  Buyer agrees to use, and to cause its Affiliates to use, commercially reasonable efforts to avoid or eliminate as soon as practicable each and every impediment under the HSR Act or any other applicable Antitrust Law that may be asserted by any United States or foreign antitrust Governmental Authority, provided however, that Buyer, notwithstanding the foregoing or any other provision hereof to the contrary, shall not be required to (and shall not be required to cause its Affiliates to) (i) pursue or defend against any Action, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, in order to avoid or eliminate each and every impediment under the HSR Act or any other applicable Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, (ii) propose, accept, negotiate, commit to or effect by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of any assets or businesses of Buyer (or its Subsidiaries or other Affiliates, including, following the Closing, the Company), or (iii) otherwise take or commit to take actions that limit Buyer’s or its Subsidiaries or other Affiliates, including, following the Closing, the Company’s, freedom of action with respect to, or its ability to retain, any of the businesses, product lines or assets of Buyer (or its subsidiaries or other Affiliates, including, following the Closing, the Company).  Each of the Company and Buyer agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any United States or foreign antitrust Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the other Party in advance, if at all possible, and, to the extent not prohibited by such antitrust Governmental Authority, gives the other Party the opportunity to attend and participate. The Company and Buyer will supply each other with (a) in advance of submission and with a reasonable opportunity for review and comment thereon, a draft of any contemplated substantive communication with an antitrust Governmental Authority relating to the transactions contemplated hereby; and (b) copies of all correspondence, filings or communications with antitrust Governmental Authorities, with respect to the transactions contemplated by this Agreement; provided, however, that to extent any of the documents or information are commercially or competitively sensitive, the Company or Buyer, as the case may be, may satisfy its obligations by providing such documents or information to the other Party’s outside antitrust counsel, with the understanding and agreement that such antitrust counsel shall not share such documents and information with its client.

(b)                              No Party will enter into any transaction, or any contractual arrangement or other agreement, whether oral or written, to effect any transaction (including any merger or acquisition) that could reasonably be expected to make it more difficult, or to increase the time required, to: (i) obtain the expiration or termination of the waiting period under the HSR Act or any other applicable Antitrust Law, (ii) avoid the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order or decree that would materially delay or prevent the consummation of the transactions contemplated by this Agreement or (iii) obtain all authorizations, consents, orders and approvals of Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(c)                               Each of Buyer and the Company shall cooperate reasonably with one another (a) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from third parties to any Leases or Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (b) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers; provided, that nothing in this Agreement shall obligate or be construed to obligate any of Buyer, Seller or the Company to make or cause to be made (and, without Buyer’s prior written consent, neither Seller nor the Company shall make) any payment or concession to any third party in order to obtain any such action, consent, approval or waiver under any Lease or Contract or from any Governmental Authority other than the payment of nominal administrative, processing or similar charges, or other legally required filing fees in connection with filings with any Governmental Authority, or as otherwise specifically required by this Agreement.

7.11                    Non-Solicit.  Seller agrees that, for a period commencing on the Closing Date and ending on the date that is twelve (12) months after the Closing Date, it shall not, and it will cause its Affiliates to not, solicit for employment or hire any director-level (or higher) or sales employee of the Company; provided that this Section 7.11 shall not prohibit Seller or its Affiliates from (a) conducting a general solicitation or advertisement that is not specifically directed at employees of the Company, (b) soliciting for employment or hiring any individuals who have not been employed or engaged by the Company for a period of six months prior to the date such individuals were first solicited for employment, or (c) responding to unsolicited inquiries regarding employment.  The undertakings in this Section 7.11 are given to Buyer and to each of its Affiliates (including the Company).  Seller acknowledges that such undertakings are entirely independent restrictions and are no greater than is reasonably necessary to protect the interests of Buyer and its Affiliates.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7.11 is invalid or unenforceable, the Parties agree that such court making the determination of invalidity or unenforceability will have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

7.12                    Tax Matters.  The Company shall (a) prior to the Closing Date, solicit from each “disqualified individual” with respect to the Company (within the meaning of Section 280G(c) of the Code) who could otherwise receive any payment or benefits that would constitute a “parachute payment” (within the meaning of Section 280G(b)(2)(A) of the Code) a waiver of such disqualified individual’s rights to some or all of such payments or benefits (the “Waived 280G Benefits”) so that all remaining payments and/or benefits, if any, shall not be deemed to be “excess parachute payments” (within the meaning of Section 280G of the Code) and (b) prior to the Closing Date, with respect to each individual who agrees to the waiver described in clause (a), submit to a stockholder vote (along with adequate disclosure satisfying the requirements of Section 280G(b)(5)(B)(ii) of the Code and any regulations promulgated thereunder) the right of any such “disqualified individual” to receive the Waived 280G Benefits. Prior to soliciting such waivers and approval materials, the Company shall provide drafts of such waivers and approval materials to Buyer for its review and comment no later than two (2) Business Days prior to soliciting such waivers and soliciting such approval, and the Company shall consider any comments provided by Buyer in good faith. If any of the Waived 280G Benefits fail to be approved in accordance with the requirements of Section 280G(b)(5)(B) of the Code as contemplated above, such Waived 280G Benefits shall not be made or provided. Prior to the Closing, the Company shall deliver to Buyer evidence reasonably acceptable to Buyer that a vote of the stockholders of the Company was solicited in accordance with the foregoing provisions of this Section 7.12 and that either (i) the requisite number of votes of the stockholders of the Company was obtained with respect to the Waived 280G Benefits (the “280G Approval”) or (ii) the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.

7.13                    Data Room. Within five (5) Business Days of the Closing Date, Seller will deliver to Buyer three (3) digital copies of the data room prepared by Seller with respect to the transactions contemplated hereby.

ARTICLE VIII
CONDITIONS TO CLOSING

8.1                            Conditions to Obligations of the Parties. The respective obligations of the Company, Seller and Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) in writing by the Party entitled to the benefit of such condition at the Closing of the following conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a)                               no Action shall be pending or threatened seeking to restrain, delay or prohibit, and none of the Parties shall be subject to any Law or any Order of a court of competent jurisdiction that restrains, delays or prohibits, the consummation of the transactions contemplated by this Agreement (a “Restraint”); and

(b)                              the filings of Buyer and the Company pursuant to the HSR Act and other applicable Antitrust Laws, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

8.2                            Conditions to Obligations of the Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) in writing by the Party entitled to the benefit of such condition at the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a)                               the representations and warranties of Buyer set forth in this Agreement will be true and correct (without giving effect to any materiality or in all material respects qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and (ii) where the failure to be so true and correct has not had and would not be likely to result in a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby;

(b)                              each of the agreements and covenants of Buyer to be performed and complied with by Buyer pursuant to this Agreement prior to the Closing Date shall have been duly performed and complied with in all material respects (it being understood that failure to pay any amounts payable by or on behalf of Buyer pursuant to, and in accordance with, Article II and/or Article III shall be deemed to be material); and

(c)                               Buyer shall have delivered the items set forth in Section 3.3.

8.3                            Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at the Closing of each of the following additional conditions (it being understood that all conditions to Closing shall be deemed to have been satisfied or waived from and after the Closing):

(a)                               (i) the representations and warranties of the Company and Seller set forth in this Agreement (other than the Company Fundamental Reps) will be true and correct (without giving effect to any materiality, in all material respects, or Material Adverse Effect qualifications contained therein) as of the date hereof and the Closing Date as though made on and as of the Closing Date, except (A) to the extent such representations and warranties speak as of an earlier date (which need only be true and correct as of such earlier date), and (B) where the failure to be so true and correct would not have a Material Adverse Effect; and (ii) the Company Fundamental Reps shall be true and correct (without giving effect to any materiality, in all material respects, or Material Adverse Effect qualifications contained therein) in all respects as of the date hereof and the Closing Date as though made on and as of the Closing Date;

(b)                              each of the agreements and covenants of the Company and Seller to be performed and complied with by the Company or Seller pursuant to this Agreement prior to or as of the Closing Date shall have been duly performed and complied with in all material respects;

(c)                               since the date of this Agreement, there shall not have occurred a Material Adverse Effect; and

(d)                             the Company or Seller shall have delivered the items set forth in Section 3.2.

8.4                            Frustration of Closing Conditions. Neither Buyer, the Company nor Seller may rely on the failure of any condition set forth in Section 8.1, Section 8.2 or Section 8.3, as the case may be, to be satisfied if such failure was primarily caused by such Party’s material breach of its obligations to consummate the transactions contemplated by this Agreement as required by the provisions of this Agreement.

ARTICLE IX
TERMINATION OF AGREEMENT

9.1                            Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing Date:

(a)                               by the mutual written consent of Buyer and Seller;

(b)                              by Buyer or Seller, upon written notice to the other Party, if the Closing has not occurred on or prior to April 30, 2018 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any Party whose breach of its obligations, covenants, representations, or warranties under this Agreement has been the principal cause of the failure of the Closing by such time;

(c)                               by Buyer or Seller, upon written notice to the other Party, if any Restraint is in effect and has become final and non-appealable;

(d)                             by Buyer, by giving written notice to Seller in the event the Company or Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause any of the conditions set forth in Section 8.3(a) or Section 8.3(b) not to be satisfied prior to the Outside Date and (ii) if curable, is not cured within twenty (20) days following delivery by Buyer to Seller of written notice of such breach; or

(e)                               by Seller, by giving written notice to Buyer in the event Buyer is in breach of any representation, warranty or covenant contained in this Agreement, and such breach (i) would cause the conditions set forth in Section 8.2(a) or Section 8.2(b) not to be satisfied prior to the Outside Date and (ii) if curable, is not cured within twenty (20) days following delivery by the Company or Seller to Buyer of written notice of such breach.

9.2                            Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, then (a) this Agreement shall forthwith become void and of no further force or effect (other than Sections 7.2(c) and 7.2(d), Section 7.3, this Section 9.2 and Article XII, which shall survive the termination of this Agreement and shall be enforceable by the Parties notwithstanding any such termination), and (b) there shall be no liability on the part of any of the Parties, except as set forth in this Section 9.2 and except for Fraud and breaches of this Agreement by such Party prior to the time of such termination that are willful, knowing and intentional breaches by such Party. Nothing in this Article IX shall be deemed to alter the provisions of Section 12.14 or otherwise impair the right of any Party to compel specific performance by another Party of its obligations under this Agreement in accordance with Section 12.14. If the transactions contemplated by this Agreement are terminated as provided herein, (x) Buyer shall return or destroy (at Buyer’s option) all documents and copies and other materials received from or on behalf of the Company relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Company, and (y) all such information shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect notwithstanding the termination of this Agreement in accordance with this Article IX.

AARTICLE X
REMEDIES

10.1                    Survival. The representations and warranties of the Company and Seller set forth in this Agreement (including those in Article IV and Article V) or in any Certificate (other than the Company Fundamental Reps) shall survive the Closing and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date. The representations and warranties of the Company and Seller consisting of Company Fundamental Reps, including in any Certificate, shall survive the Closing and shall terminate and be of no further force or effect once all liability hereunder relating thereto is barred by all applicable statutes of limitations. The representations and warranties of Buyer contained in this Agreement (including those in Article VI) or in any Certificate shall survive the Closing and shall terminate and be of no further force or effect on the date that is twelve (12) months after the Closing Date. All covenants and agreements contained in this Agreement, any Seller Document, any Company Document or any Buyer Document that require performance prior to or at the Closing shall terminate on the first anniversary of the Closing Date. All covenants and agreements contained in this Agreement, any Seller Document, any Company Document or any Buyer Document that require performance after the Closing shall survive the Closing and terminate in accordance with their respective terms or, with respect to any such covenant or agreement which does not specify a term, terminate on the second anniversary of the Closing Date, and the indemnification obligations of the Parties with respect thereto shall survive for a period of three (3) months thereafter. Notwithstanding the foregoing, if any Indemnitee makes a claim for indemnification under this Article X at any time prior to the applicable Limitation Date, then such claim (and only such claim) and the applicable representations, warranties, covenants and agreements, shall survive the applicable Limitation Date, solely for purposes of resolving such claim, until such time as such claim is fully and finally resolved. “Limitation Date” shall mean, with respect to any representation, warranty or covenant, the date on which such representation, warranty or covenant expires pursuant to this Section 10.1.

10.2                    Indemnification.

(a)                               Subject to the provisions of this Article X, from and after the Closing, Buyer shall (and after the Closing shall cause the Company to) indemnify and hold harmless Seller and the officers, employees, directors, managers, members, partners, stockholders and Affiliates of Seller (collectively, the “Seller Indemnitees”) from and against any and all losses, liabilities, claims, damages, penalties, fines, judgments, awards, settlements, costs, fees and expenses (including reasonable attorneys’ fees) (collectively, “Losses”) incurred by any of the Seller Indemnitees following the Closing based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of Buyer contained in Article VI of this Agreement or any Certificate delivered by Buyer, or (ii) (A) any breach of or failure to perform the covenants or agreements of Buyer contained in this Agreement, and (B) any breach of or failure to perform the covenants or agreements of the Company contained in this Agreement to be performed following the Closing.

(b)                              Subject to the provisions of this Article X, from and after the Closing, Seller shall indemnify and hold harmless Buyer and the officers, employees, directors, managers, members, partners, stockholders, Affiliates and Subsidiaries of Buyer (including, following the Closing, the Company) (collectively, the “Buyer Indemnitees”) from and against any and all Losses incurred by any of the Buyer Indemnitees based upon, relating to or arising from (i) any breach of or inaccuracy in the representations and warranties of the Company or Seller contained in Article IV and Article V or in any Certificate of this Agreement or any Certificate delivered by Seller or the Company, (ii) (A) any breach of or failure to perform the covenants or agreements of Seller contained in this Agreement, and (B) any breach of or failure to perform the covenants or agreements of the Company contained in this Agreement to be performed prior to Closing, (iii) any Company Debt or Selling Expenses existing as of Closing but not included in the calculation of Final Company Debt or Final Selling Expenses, or (iv) the Indemnified Matters.

(c)                               Any amounts payable under this Section 10.2 shall be treated as an adjustment to the Closing Date Consideration for all Tax purposes, unless otherwise required by applicable Tax Law.

10.3                    Exclusive Remedy. Each Party acknowledges and agrees that, from and after the Closing, except for (a) actions seeking specific performance or similar equitable relief pursuant to Section 12.14 (b) disputes under Section 2.3 (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.3(b)), and (c) claims based on Fraud, its sole and exclusive remedy (and the sole and exclusive remedy of the Buyer Indemnitees and the Seller Indemnitees) with respect to any and all rights, claims, proceedings and causes of action it may have against any other Party (including any Affiliate of Seller, Buyer, or the Company) resulting from or relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any Law (including Environmental Law) or otherwise (including any right, whether arising at law or in equity (including strict liability and tort), to seek indemnification, contribution, rescission, cost recovery, damages (including Losses), or any other recourse or remedy, including as may arise under common law) (each, excluding (i) actions seeking specific performance or similar equitable relief pursuant to Section 12.14, (ii) disputes under Section 2.3 (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.3(b)), and (iii) claims based on Fraud, a “Transaction Matter”), shall be pursuant to the indemnification provisions set forth in this Article X. In furtherance of the foregoing, each Party (each on its own behalf and on behalf of the Buyer Indemnitees, in the case of Buyer and the Company and the Seller Indemnitees, in the case of Seller) hereby (x) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Transaction Matter, other than an action for Losses pursuant to the indemnification provisions set forth in this Article X or an action seeking specific performance or similar equitable relief pursuant to Section 12.14, and (y) waives, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Transaction Matters other than an action for Losses pursuant to the indemnification provisions set forth in this Article X or an action seeking specific performance or similar equitable relief pursuant to Section 12.14.

10.4                    Limitations on Liability. Notwithstanding anything herein to the contrary, the indemnification rights and obligations provided for in Section 10.2 are subject to the following limitations:

(a)                               Sole Recourse. Buyer acknowledges and agrees that, except for Fraud and claims related to any breach of or inaccuracy in the Company Fundamental Reps, Buyer Indemnitees’ sole and exclusive recourse following the Closing in respect of claims for any breach of or inaccuracy in the representations and warranties of the Company contained in Article IV of this Agreement or in any Certificate or Company Document delivered by the Company or of the Seller contained in Article V of this Agreement or in any Certificate or Seller

Document delivered by Seller (collectively, the “Representation Matters”), shall be under the R&W Insurance Policy and against the Indemnity Escrow Account and not under this Agreement or otherwise against the Company or Seller. Except in the case of Fraud or a breach of or inaccuracy in the Company Fundamental Reps, Buyer hereby (a) covenants and agrees that it will not, directly or indirectly, assert or otherwise bring, commence or institute, or cause to be brought, commenced or instituted, any Representation Matter against the Company or Seller and (b) waives with respect to Seller, from and after the Closing, to the fullest extent permitted under applicable Law, any and all Representation Matters. Nothing in this Section 10.4(a) shall limit or prohibit the right of Buyer to pursue recoveries under the R&W Insurance Policy or against the Indemnity Escrow Account.

(b)                              Deductible on Seller’s Obligations. Seller will not have any obligation under Section 10.2(b)(i) (other than with respect to Losses from a breach of any Company Fundamental Reps), unless and until the aggregate amount of Losses for which Seller is obligated thereunder exceeds $2,125,000 (the “Deductible”), and then only for the amount of such Losses in excess of the Deductible, subject to the other terms of this Article X.

(c)                               Certain Caps on Seller’s Obligations. Seller’s maximum aggregate liability for Losses under Section 10.2(b)(i) (other than with respect to Losses from a breach of any Company Fundamental Reps or Fraud), will not exceed an amount equal to $2,125,000. Seller’s maximum aggregate liability for Losses under Section 10.2(b)(ii), Section 10.2(b)(iii) and Section 10.2(b)(iv) (other than with respect to Losses from Fraud) will not exceed the Indemnity Escrow Amount. Seller’s maximum aggregate liability for Losses under Section 10.2(b)(i) for breaches of Company Fundamental Reps will not exceed the Base Purchase Price.

(d)                             First Recourse Against the R&W Insurance Policy. Buyer acknowledges and agrees that, except for Fraud, any claim by a Buyer Indemnitee following the Closing in respect of any breach of any Company Fundamental Reps shall be first brought under the R&W Insurance Policy to the extent coverage therefor is reasonably available under the R&W Insurance Policy, and second, if coverage is not reasonably available under the R&W Insurance Policy or is reasonably available but is insufficient to satisfy such claim, then the Buyer Indemnitees may proceed against Indemnity Escrow Amount pursuant to this Article X, and third, if the proceeds of the forgoing are insufficient to satisfy such claim, then the Buyer Indemnitees may proceed against Seller.  Notwithstanding the foregoing, pursuing coverage under the R&W Insurance Policy is not a condition to a Buyer Indemnitee submitting a claim for a breach of any Company Fundamental Rep and tolling the Limitation Date with respect to such claim or initiating a claim against the applicable portion of the Indemnity Escrow Amount.

(e)                               Treatment of Certain Claims. Notwithstanding the foregoing terms, Section 10.4 will not limit any Losses with respect to Fraud.

(f)                                Other Recovery. If any Losses sustained by an Indemnitee are covered by an insurance policy or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee), the Indemnitee shall use commercially reasonable efforts to collect such insurance proceeds or indemnity, contribution or similar payments. The amount of any Losses subject to indemnification under Section 10.2 shall be reduced by the amounts actually recovered by any Indemnitee, as applicable, under applicable insurance policies or an indemnification, contribution or similar obligation of another Person (other than an Affiliate of such Indemnitee) with respect to claims related to such Losses (net of any costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom), and if any Indemnitee receives such insurance proceeds or indemnity, contribution or similar payments after the settlement or payment of any indemnification claim under Section 10.2, as applicable, such Indemnitee shall refund to the Indemnitor the amount of such insurance proceeds (net of any costs or expenses incurred in connection with the recovery or receipt of such insurance proceeds, including any increases in insurance premiums or retroactive premiums resulting therefrom) or indemnity, contribution or similar payments, up to the amount received in connection with such indemnification claim. It is the intention of the Parties that no insurer or third party shall be entitled to any benefit or right it would not be entitled to receive in the absence of this paragraph.

(g)                              Tax Benefit. The amount of any Losses subject to indemnification under Section 10.2 shall be calculated net of any Indemnity Tax Benefit actually realized by the Indemnitee on account of Losses in the taxable year of the Losses or the immediately succeeding taxable year and increased to take into account any Tax cost actually realized as a result of the receipt of the related indemnity payment. If the Indemnitee receives an Indemnity Tax Benefit relating to a Loss after an indemnification payment is made to him, her or it with respect to such Loss (and in the taxable year of the Loss or the immediately succeeding taxable year), the Indemnitee shall promptly pay to the Indemnitor that made such indemnification payment the amount of such Indemnity Tax Benefit at such time or times as and to the extent that such Indemnity Tax Benefit is actually realized or received by the Indemnitee. For purposes hereof, “Indemnity Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of cash Taxes paid or payable attributable to such indemnified Losses determined on a with-and-without basis and assuming that the Company recognizes all other items of income, gain, loss, deduction or credit and uses all net operating losses or net operating loss carryovers, carryforwards or carrybacks, before realizing any Indemnity Tax Benefit.

(h)                              Damage Exclusions. Notwithstanding anything to the contrary contained in this Agreement or provided for under any applicable Law, no Party shall be liable to any other Person for, either in contract or in tort, and Losses shall not include, any direct punitive damages of such other Person, unless awarded in a Third Party Claim.

(i)                                  Double Recovery. No Buyer Indemnitees shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity to the extent that any Buyer Indemnitee has been compensated therefor pursuant to Section 2.3 or otherwise.

(j)                                  Materiality. Notwithstanding anything to the contrary contained in this Agreement, for purposes of determining (i) whether there has been a breach of any representation or warranty, and (ii) the amount of any Losses that are the subject matter of a claim for indemnification pursuant to this Article X, each representation and warranty in this Agreement, including the Schedules and exhibits hereto, and any Certificate, Seller Document, or Company Document shall be read without regard and without giving effect to the term, or, as applicable, clause containing, “material”, “materiality”, “Material Adverse Effect”, or “material adverse effect” or similar phrases or clauses contained in such representation or warranty.

(k)                              Reserve. The Buyer Indemnitees’ right to indemnification pursuant to Section 10.2(b) shall be reduced by the amount of any reserve for the general category of items or matters similar in nature to the specific items or matters giving rise to such Loss which was taken into account in connection with the determination of the Final Closing Date Net Working Capital.

(j)                                  Subrogation. Buyer, on behalf of Buyer and each other Buyer Indemnitee, agrees that the R&W Insurance Policy shall expressly exclude any right of subrogation in favor of the R&W Insurance Provider against Seller or any of Seller’s officers, managers, directors, equity holders, employees or agents under this Agreement or in respect of the transactions contemplated hereby, other than with respect to rights of recovery against any such Person in cases of Fraud.

10.5                    Notice and Determination of Claims. If any Person entitled to indemnification hereunder (the “Indemnitee”) believes that it has sustained or incurred any Losses that are recoverable under this Article X (a “Claim”), such Indemnitee shall so notify the Party obligated to provide such indemnification (the “Indemnitor”) promptly in writing specifying the basis hereunder upon which the Indemnitee’s claim for indemnification is asserted and the facts and circumstances concerning such Claim, describing such Losses, the amount thereof, or a good faith estimate of the amount, and the method of computation of such Losses, all with reasonable particularity, in each case to the extent known (the “Claim Notice”). After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which a person shall be entitled under this Article X shall be determined: (a) by the written agreement between the Parties; (b) by a final judgment or decree of any court of competent jurisdiction; or (c) by any other means to which the Parties shall agree in writing. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. A failure by an Indemnitee to give timely notice as provided in this Section 10.5 or in Section 10.6 will not affect the rights or obligations of any Party except and only to the extent that, as a result of such failure, the Party entitled to receive such notice was materially damaged as a result of such failure to give timely notice vis-à-vis its rights and obligations hereunder or otherwise.

10.6                    Third Party Claims.

(a)                               Promptly following the receipt of notice of a Claim by a third party against a Buyer Indemnitee or Seller Indemnitee (a “Third Party Claim”), the party receiving the notice of the Third Party Claim shall provide the other party with a Claim Notice with respect to such Third Party Claim. Subject to receiving a confidentiality undertaking from the Indemnitor and any redactions that the Indemnitee determines are advisable for purposes of maintaining privilege, such Claim Notice shall be accompanied by copies of all documents and information relevant to the Third Party Claim and in the Indemnitee’s possession.

(b)                              Subject to Section 10.6(c) and Section 10.6(d), the Indemnitor shall (subject to the right of the R&W Insurance Providers) have the option to conduct and control, through counsel of its choosing, the defense, compromise and settlement of any Third Party Claim as to which indemnification is sought by any Indemnitee from any Indemnitor hereunder. The Indemnitor shall notify the Indemnitee in writing, as promptly as possible (but in any case before the earlier of (i) ten (10) Business Days prior to the due date for the answer or response to the Third Party Claim and (ii) thirty (30) days after receipt of the notice of Third Party Claim given by the Indemnitee to the Indemnitor under Section 10.6(a) of its election to assume the defense of such Third Party Claim. The Indemnitee may participate, through counsel chosen by it and at its own expense (except that the Indemnitor will be responsible for the fees and expenses of the Indemnitee’s separate counsel (but not more than one law firm per jurisdiction) if the Indemnitee reasonably concludes that counsel to the Indemnitor has a conflict of interest), in the defense of any such Third Party Claim as to which the Indemnitor has so elected to conduct and control the defense thereof. Should an Indemnitor assume the defense of a Third Party Claim in accordance with this Section 10.6, the Indemnitor shall not be liable to the Indemnitee for any legal expenses incurred by the Indemnitee in connection with the investigation or defense thereof (except that the Indemnitor will be responsible for the fees and expenses of the Indemnitee’s separate counsel (but not more than one law firm per jurisdiction) if the Indemnitee reasonably concludes that counsel to the Indemnitor has a conflict of interest).

(c)                               Notwithstanding anything in Section 10.6(a) to the contrary, in no event shall the Indemnitor be entitled to conduct and control the defense, compromise and settlement of any Third Party Claim if (i) such claim seeks (or there is a reasonable probability that such Third Party Claim could result in) an injunction, other equitable relief or any other non-monetary relief against the Indemnitee, (ii) in the event such claim were to be decided adversely to the Indemnitee, the aggregate amount of Losses associated therewith, together with all other outstanding Claims would reasonably be expected to exceed the aggregate liability limitations set forth in Section 10.4(a), or (iii) such claim relates to or arises out of any allegedly criminal activity. Additionally, notwithstanding anything in Section 10.6(a) to the contrary, in no event shall the Indemnitor be entitled to consent to the entry of any judgment, compromise, settle or discharge any Third Party Claim without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed).

(d)                             Any party controlling the defense of any Third Party Claim shall conduct the defense of such Third Party Claim with reasonable diligence and shall keep the other party reasonably informed of the status thereof. Whether or not the Indemnitee shall control the defense of a Third Party Claim, the Indemnitee shall not consent to the entry of any judgment, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnitor (such consent not to be unreasonably withheld, conditioned or delayed). The Indemnitee shall cooperate in connection with any Third Party Claim pursuant to this Section 10.6 and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that, notwithstanding anything in this Section 10.6 to the contrary, the Indemnitee shall not be required to take any action hereunder that would adversely affect, or require or constitute a waiver of, any attorney-client or other privilege.

(e)                               Notwithstanding any provision of this Section 10.6 to the contrary, any Third Party Claim relating to Taxes will be subject to the applicable provisions of Article XI.

(f)                                Notwithstanding any provision of this Section 10.6 to the contrary, Seller (i) shall have the sole right to control the prosecution and defense of any Claims related to the Indemnified Matters and (ii) may settle, compromise or discharge any Claims related to the

Indemnified Matters, without the prior written consent of the Buyer or the Company, if (x) the sole relief provided in the settlement or compromise is monetary damages that are either paid in full by Seller or due to the Company and (y) the compromise or settlement includes an unconditional and irrevocable complete release of the Company and the Buyer. Buyer must approve any settlement other than as provided in this Section 10.6(f)(ii).  Buyer may participate, through counsel chosen by it and at its own expense, in the defense of any Claims related to the Indemnified Matters.  If the Company receives any proceeds as a result of the Indemnified Matters, the Company shall promptly pay the aggregate amount of any such proceeds to Seller by wire transfer of immediately available funds to such account as may be instructed by Seller.

10.7                    Escrow.  On the Indemnity Escrow Termination Date, the balance of the funds remaining in the Indemnity Escrow Account (less the aggregate portion of the remaining funds in the Indemnity Escrow Amount claimed by any Buyer Indemnitee pursuant to a Claim or Third Party Claim in accordance with this Agreement and the Escrow Agreement and not resolved prior to such date) shall be released to Seller. At any time following the Indemnity Escrow Termination Date, to the extent the available balance in the Indemnity Escrow Account exceeds the aggregate portion of the amount claimed by any Buyer Indemnitee pursuant to a Claim or Third Party Claim made in accordance with the terms of this Agreement and the Escrow Agreement, and not resolved prior to the time of determination, such excess shall be promptly released to Seller by wire transfer of immediately available funds to an account or accounts designated by Seller.

ARTICLE XI
TAX MATTERS

11.1                    Administration of Tax Matters. Seller shall prepare and timely file, or cause to be prepared and timely filed, with the relevant Taxing Authorities all federal, state and non-U.S. Tax Returns of the Company for any Pre-Closing Tax Periods that are required to be filed by the Company on or after the Closing Date. Such Tax Returns shall be prepared by treating items on such Tax Returns in a manner consistent with the past practices of the Company with respect to such items, except as required by applicable Law.  Seller shall, at least thirty (30) days prior to filing any such Tax Return, provide a copy of such Tax Return to Buyer. Buyer shall, within ten (10) days of receiving such Tax Return, advise Seller regarding any matters in such Tax Return with which it reasonably disagrees. In such case, Seller and Buyer shall reasonably cooperate with each other to reach a timely and mutually satisfactory solution to the disputed matters. To the extent permitted by applicable Law, the Parties agree that all losses, deductions, credits and any other Tax benefits available on account of the payment or incurrence of the Transaction Tax Deductions shall be reported in Pre-Closing Tax Periods.

11.2                    Allocation of Liability for Taxes. In the case of any Taxes that are attributable to a Straddle Period, the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as follows:

(a)                               in the case of any Taxes based upon or related to income, receipts or payroll (including withholding), the portion attributable to the Pre-Closing Tax Period shall be determined on the basis of an interim closing of the books of Company as of the Closing Date, and the determination of the hypothetical Tax for such Pre-Closing Tax Period shall be determined on the basis of such interim closing of the books; and

(b)                              in the case of any other Taxes, the portion attributable to the Pre-Closing Tax Period shall be the amount of such Taxes for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Tax Period and the denominator of which is the number of days in the entire taxable period.

For the avoidance of doubt, any Taxes of the Company that have been paid or otherwise remitted to the applicable Taxing Authority before the Closing Date by the Company or the Seller, as the case may be, with respect to any Pre-Closing Tax Period or that reduce the Purchase Price as a result of inclusion in Final Closing Taxes Payable shall be credited toward any allocation of liability for Taxes by Seller under this Article XI.

11.3                    Cooperation; Tax Actions.

(a)                               In connection with the preparation of Tax Returns and any Actions relating to the Tax liabilities imposed on the Company (or any successor thereof), Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, as and to the extent reasonably requested by the other Party, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or the conduct of, pursuit or defense of any Actions by Taxing Authorities as to the imposition of Taxes. Buyer shall and shall cause the Company to (i) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (including any extension thereof) for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) give Seller reasonable written notice prior to transferring, destroying or discarding any such books and records and shall allow Seller to take possession of such books and records.

(b)                              Buyer and Seller shall, upon request, use commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

11.4                    Amended Tax Returns. Unless required by applicable Law, without Seller’s prior written consent (which consent cannot be unreasonably withheld, conditioned, or delayed) neither Buyer nor the Company nor any of their respective Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of the Company (or any successor(s) thereof) with respect to a taxable period (or portion thereof) ending on or prior to the Closing Date.

11.5                    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the sale of the Equity Securities to Buyer under this Agreement, shall be borne by Buyer, and Buyer shall file all necessary Tax Returns and other documentation with respect to all such

Taxes and fees. Buyer shall promptly pay when due all such required amounts to the appropriate Taxing Authority.

11.6                    Refunds and Credits. Following the Closing Date, the amount of any Tax refunds (including, for the avoidance of doubt, overpayments of estimated Taxes) or credits in lieu of a cash Tax refund (including any interest paid or credited with respect thereto) of, or with respect to, the Company relating to a Pre-Closing Tax Period or any portion of a Straddle Period ending on the Closing Date, will be payable to Seller. Buyer shall, at Seller’s request, file (or cause to be filed) any Tax Return (including any amended Tax Return) for any Pre-Closing Tax Period or any portion of a Straddle Period ending on the Closing Date to claim any material refunds (or credits in lieu of a cash Tax refund) to which the Seller may be entitled hereunder.  If the amount of Taxes for the Tax period ending on the Closing Date is less than the amount of estimated Taxes paid on or before the Closing Date, any excess will be payable to Seller as a refund hereunder. If at any time prior to paying over any Tax refund (or credits in lieu of a cash Tax refund) pursuant to this Section 11.6, the Company has any Excess Tax Liabilities, Buyer may, or may cause the Company to, first apply such refund (or credits in lieu of a cash Tax refund) (and any interest received in respect thereof) to reduce such Excess Tax Liabilities.  To the extent such Tax refund (or credits in lieu of a cash Tax refund) exceeds the Excess Tax Liabilities, Buyer shall refund the excess to Seller hereunder.  Buyer shall notify Seller of an intent to apply a refund pursuant to this Section 11.6 thirty (30) days before such refund is applied.  Such notice (the “Excess Tax Liabilities Notice”) will include details of any related calculations and the nature of any Excess Tax Liabilities.  If Seller does not respond within fifteen (15) days to the Excess Tax Liabilities Notice (or if Seller indicates earlier agreement), then Buyer or the Company may apply any refund as indicated in such Excess Tax Liabilities Notice.  If Seller objects to the Excess Tax Liabilities Notice, then Buyer and Seller shall negotiate in good faith to resolve any objection.

ARTICLE XII
MISCELLANEOUS AND GENERAL

12.1                    Disclaimer; No Additional Representations; No Reliance.

(a)                               BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY THE COMPANY AND SELLER THAT ARE EXPRESSLY SET FORTH IN Article IV AND Article V OF THIS AGREEMENT OR ANY CERTIFICATE OR SELLER DOCUMENT OR COMPANY DOCUMENT, THE SELLER, THE COMPANY AND ANY OF THEIR AFFILIATES OR REPRESENTATIVES EXPRESSLY DISCLAIM AND MAKE NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES. WITHOUT LIMITING THE FOREGOING AND FOR THE AVOIDANCE OF DOUBT, BUYER FURTHER ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR SELLER NOR ANY OF THEIR RESPECTIVE DIRECT OR INDIRECT AFFILIATES OR REPRESENTATIVES WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER OR ANY OTHER PERSON RESULTING FROM THE DISTRIBUTION TO BUYER, OR BUYER’S USE OF ANY CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENTATION AND ANY

INFORMATION, DOCUMENT OR MATERIAL MADE AVAILABLE TO BUYER OR ITS AFFILIATES OR REPRESENTATIVES IN MANAGEMENT PRESENTATIONS OR ANY OTHER FORM IN EXPECTATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT (NOR HAS BUYER RELIED ON ANY SUCH INFORMATION IN DETERMINING TO ENTER INTO THIS AGREEMENT), IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN OR IN ANY CERTIFICATE OR SELLER DOCUMENT OR COMPANY DOCUMENT.

(b)                              SELLER AND THE COMPANY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES MADE BY BUYER THAT ARE EXPRESSLY SET FORTH IN Article VI OF THIS AGREEMENT OR IN ANY CERTIFICATE, BUYER AND ITS AFFILIATES AND REPRESENTATIVES EXPRESSLY DISCLAIMS AND HAS NOT MADE AND SHALL NOT BE DEEMED TO HAVE MADE TO SELLER, THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES, ANY REPRESENTATION OR WARRANTY OF ANY KIND (WHETHER EXPRESS OR IMPLIED).

(c)                               IN CONNECTION WITH BUYERS’ REVIEW AND ANALYSIS OF THE COMPANY, BUYER (EITHER DIRECTLY OR THROUGH ITS REPRESENTATIVES) MAY HAVE RECEIVED FROM OR ON BEHALF OF THE COMPANY, AND/OR REPRESENTATIVES THEREOF CERTAIN ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS (EITHER FINANCIAL OR OTHERWISE). BUYER ACKNOWLEDGES AND AGREES THAT (I) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS, (II) BUYER IS FAMILIAR WITH SUCH UNCERTAINTIES, (III) BUYER HAS NOT RELIED UPON THE ESTIMATES, FORECASTS, BUDGETS, PLANS OR PROJECTIONS FURNISHED TO IT, (IV) BUYER IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS SO FURNISHED TO BUYER (INCLUDING THE REASONABLENESS OF THE ASSUMPTIONS UNDERLYING SUCH ESTIMATES, FORECASTS, BUDGETS, PLANS AND PROJECTIONS), AND (V) THAT BUYER SHALL HAVE NO CLAIM, NOR SHALL IT OR ITS REPRESENTATIVES ASSERT ANY CLAIM, AGAINST THE COMPANY, SELLER OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT THERETO, IN EACH CASE, EXCEPT TO THE EXTENT SUBJECT TO ANY REPRESENTATION OR WARRANTY SET FORTH HEREIN OR IN ANY CERTIFICATE OR SELLER DOCUMENT OR COMPANY DOCUMENT.

12.2                    Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the Party incurring such expenses, except as expressly provided herein.

12.3                    Successors and Assigns. This Agreement is binding upon and inures to the benefit of the Parties and their respective successors and permitted assigns, but is not assignable by any Party without the prior written consent of the other Parties.

12.4                    Third Party Beneficiaries. Other than Section 7.5 and Article X (with respect to each Party’s additional indemnitees) of this Agreement, each Party intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the Parties.

12.5                    Further Assurances. The Parties shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the purpose or intent of this Agreement.

12.6                    Notices. Any notice or other communication provided for herein or given hereunder to a Party must be in writing, and will be deemed given (a) on the date sent by facsimile transmission or email with portable document format (.pdf) (in each case, electronically confirmed) (provided however, that no notice to Buyer will be effective or deemed to have been delivered to Buyer, if sent by facsimile transmission or email with .pdf), (b) on the date delivered when delivered in person, (c) four Business Days following mailing if mailed by first class registered or certified mail, postage prepaid, or (d) on the date following sending if sent by Federal Express or other overnight courier of national reputation, addressed as follows:

If to Buyer or the Company after the Closing:

Hormel Foods Corporation

1 Hormel Place

Austin, MN 55912-3680

Attention: Fred Halvin

with a copy to (which will not constitute notice):

Faegre Baker Daniels LLP

2200 Wells Fargo Center

Minneapolis, MN 55402-3901

Attention: Michael A. Stanchfield

Fax: (612) 766-1600

Email: mike.stanchfield@FaegreBD.com

If to the Company prior to the Closing or to Seller:

c/o Arbor Investments

676 N. Michigan Avenue, Ste. 3400

Chicago, IL 60611

Attention: Jason L. Booth

Fax: (312) 981-3779

Email: booth@arborpic.com

with a copy to (which will not constitute notice):

DLA Piper LLP (US)

444 West Lake Street

Chicago, Illinois 60606

Attention: Brendan Head

Fax: (312) 630-5359

Email: brendan.head@dlapiper.com

or to such other address with respect to a Party as such Party notifies the other in writing as above provided.

12.7                    Complete Agreement. This Agreement and the Schedules and Exhibits hereto and the other documents delivered by the Parties in connection herewith, together with the Confidentiality Agreement, contain the complete agreement between the Parties with respect to the transactions contemplated hereby and thereby and supersede all prior agreements and understandings between the Parties with respect to the subject matter of this Agreement. The Parties agree that prior drafts of this Agreement and the other documents contemplated by this Agreement will be deemed not to provide any evidence as to the meaning of any provision hereof or thereof or the intent of the Parties with respect hereto or thereto.

12.8                    Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

12.9                    Amendment. This Agreement may be amended or modified only by an instrument in writing specifically designated as an amendment hereto, duly executed by the Company, Seller and Buyer.

12.10.2017Waiver. At any time prior to the Closing Date, the Company, Seller and Buyer may (a) extend the time for the performance of any of the obligations or other acts of the Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein, to the extent permitted by applicable Law. Any agreement to any such extension or waiver will be valid only if set forth in a writing signed by the Company, Seller and Buyer. No failure of any Party to exercise any power given it under this Agreement, or to insist upon strict compliance with any provision of this Agreement, and no custom or practice at variance with the terms of this Agreement shall constitute a waiver of any such Party’s right to demand strict compliance with the terms of this Agreement.

12.11            Governing Law; Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States

District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware. Consistent with the preceding sentence, each of the Parties hereby (a) submits to the exclusive jurisdiction of the above-named courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party and (b) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES WAIVES AND COVENANTS THAT IT NOT WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION, SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTY THAT THIS SECTION 12.11 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THE PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 12.11 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

12.12            Severability. So long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, Buyer, the Company and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

12.13            Counterparts. This Agreement and all other documents related hereto may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same Agreement. The execution of this Agreement and any agreement or instrument entered into in connection with this Agreement, and any amendment hereto or thereto, by any of the Parties may be evidenced by way of a facsimile, portable document format (.pdf) transmission, or other electronic transmission of such Party’s signature, and such facsimile, portable document format (.pdf), or other electronically transmitted signature shall be deemed to constitute the original signature of such Party.

12.14            Enforcement of Agreement. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties will be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to (a) any other remedy to which they are entitled hereunder, at law or in equity, prior to the Closing Date, or (b) any other remedy to which they are entitled hereunder after the Closing Date.

12.15            Other Definitional and Interpretive Matters.

(a)                               Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)                                  Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii)                              Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii)                          Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv)                          Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v)                              Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(vi)                          Herein. The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

(vii)                      Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(viii)                  Law.  Unless expressly stated herein to the contrary, reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and as in effect from time to time, including any rule or regulation promulgated thereunder.

(ix)                          Delivered, Furnished, Made Available. Any document described as being “delivered,” “furnished,” or “made available” shall be treated as such if a copy of such document has been put in the data room prepared by Seller no later than 5:00 p.m. central time on the day immediately preceding the date of this Agreement.

(b)                              The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

12.16            Disclosure Schedules. The Schedules have been arranged as separately-titled Schedules corresponding to the Sections of this Agreement. Notwithstanding anything to the contrary contained in the Schedules or in this Agreement or the omission of any cross reference thereto, the information and disclosures contained in any Schedule shall be deemed to be disclosed and incorporated by reference in any other Schedule as though fully set forth in such Schedule for which applicability of such information and disclosure is reasonably apparent on its face. The fact that any item of information is disclosed in any Schedule: (a) shall not be construed to mean that such information is required to be disclosed by this Agreement; (b) shall not be construed as or constitute an admission, evidence or agreement that a violation, right of termination, default, non-compliance, liability or other obligation of any kind exists with respect to any item, (c) with respect to the enforceability of Contracts with third-parties, the existence or non-existence of third party rights, the absence of breaches or defaults by third-parties, or similar matters or statements, is intended only to allocate rights and risks among the Parties and is not intended to be admissions against interests, give rise to any inference or proof of accuracy, be admissible against any Party by any Person who is not a Party, or give rise to any claim or benefit to any entity or person who is not a Party; (d) shall not be deemed or interpreted to broaden or to narrow the representations and warranties, obligations, covenants, conditions or agreements of the Company or Seller contained in this Agreement; and (e) does not waive any attorney-client privilege associated with such item or information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.  Unless the context otherwise requires (for example, a Schedule corresponds to a representation and warranty that requires disclosure of information that is “material” or that would reasonably be expected to constitute a “Material Adverse Effect”), such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Neither the specifications of any dollar amount in any representation, warranty or covenant contained in this Agreement nor the inclusion of any specific item in the Seller Disclosure Schedules and/or the Company Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no Person shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in the Seller

Disclosure Schedules or the Company Disclosure Schedules is or is not material for purposes of this Agreement.

12.17            Independent Legal Counsel; Continuing Representation.

(a)                               Each Party has had the benefit of independent legal counsel with respect to the preparation of this Agreement. This Agreement expresses the mutual intent of the Parties and each Party has participated equally in its preparation. Accordingly, the rule on construction against the drafting party shall have no application to this Agreement. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees and Affiliates, that DLA Piper LLP (US) may serve as counsel to each and any of Seller, its members, the members of its board of managers, and its Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, DLA Piper LLP (US) (or any successor) may serve as counsel to the Seller Group or any director, manager, member, partner, officer, employee or Affiliate of any member of the Seller Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation or any continued representation of the Company, to the extent applicable Rules of Professional Conduct so allow. In connection with any representation of the Company expressly permitted pursuant to the prior sentence, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause the Company to irrevocably waive and not to assert any conflict of interest (other than conflicts of interest that are not waivable under applicable Rules of Professional Conduct) arising from or in connection with (i) DLA Piper LLP (US)’s prior representation of the Company and (ii) DLA Piper LLP (US)’s representation of Seller and its Affiliates prior to and after the Closing. As to any privileged attorney-client communications between DLA Piper LLP (US) and the Company prior to the Closing related to the negotiation, preparation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (collectively, the “Privileged Communications”), Buyer and the Company, together with any of their respective Affiliates, successors or assigns, agree that no such party may use or rely on any of the Privileged Communications in any action against or involving any of the parties after the Closing.

(b)                              Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Company, that all privileged communications in any form or format whatsoever between or among DLA Piper LLP (US), on the one hand, and the Company or Seller, or any of their respective directors, officers, employees, or other Representatives, on the other hand, that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller, or any dispute arising under this Agreement, unless finally adjudicated to be not privileged by a court of law (collectively, the “Privileged Deal Communications”), shall remain privileged after the Closing and that the Privileged Deal Communications and the expectation of client confidence relating thereto shall belong solely to Seller, shall be controlled by Seller and shall not pass to or be claimed by Buyer or the Company. Buyer agrees that it will not, and that it will cause the Company not to, (i) access or use the Privileged Deal Communications, (ii) seek to have Seller waive the attorney client privilege or any other privilege, or otherwise assert that Buyer or the Company has the right to waive the attorney client privilege or other privilege applicable to the Privileged Deal Communications, or (iii) seek to obtain the Privileged Deal Communications from Seller or DLA Piper LLP (US).

(c)                               Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, then Buyer or the Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that to the extent such dispute relates in any way to this Agreement or the transactions contemplated hereby, neither Buyer nor the Company may waive such privilege without the prior written consent of Seller. If Buyer or the Company is legally required by governmental order or otherwise to access or obtain a copy of all or a portion of the Privileged Deal Communications, then Buyer shall immediately (and, in any event, within two (2) Business Days) notify Seller in writing (including by making specific reference to this Section 12.17(d) so that Seller can seek at Seller’s sole cost and expense, a protective order, and Buyer agrees to use commercially reasonable efforts to assist therewith.

(d)                             Seller agrees, on behalf of itself and its Affiliates, that all communications (including all privileged communications) in any form or format whatsoever between or among DLA Piper LLP (US), on the one hand, and the Company and any of their respective directors, officers, employees, Affiliates (excluding Seller) or other Representatives, on the other hand, to the extent they do not relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement, any alternative transactions to the transactions contemplated by this Agreement presented to or considered by the Company or Seller, or any dispute arising under this Agreement (collectively, the “Non-Deal Communications”), shall, to the extent privileged, remain privileged after the Closing and that the Non-Deal Communications and the expectation of client confidence relating thereto shall belong solely to the Company, shall be controlled by the Company and shall not pass to or be claimed or retained by Seller or any of its Affiliates (and therefore, after the Closing, Seller shall not have the right to assert the attorney-client privilege to prevent the disclosure of the Non-Deal Communications to Buyer and the Company). Effective as of the Closing, in connection with any representation of the Company relating to a dispute between Buyer or the Company, on the one hand, and a third party other than Seller or its Affiliates, on the other hand, in each case that does not relate in any way to this Agreement or the transactions contemplated hereby, Seller, on behalf of itself and its Affiliates, hereby irrevocably waives and agrees not to assert any conflict of interest arising from or in connection with DLA Piper LLP (US)’s representation of Seller and its Affiliates prior to and after the Closing (other than for conflicts of interest that are not waivable under applicable Rules of Professional Conduct).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

BUYER:

HORMEL FOODS CORPORATION

By:	/s/ FRED D. HALVIN
Name:	FRED D. HALVIN
Title:	VP Corporate Development

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement to be effective as of the day and year first above written.

COMPANY:

COLUMBUS MANUFACTURING, INC.

By:	/s/ GREGORY J. PURCELL
Name:	GREGORY J. PURCELL
Title:	Director

SELLER:

1492 ACQUISITION LLC

By:	/s/ GREGORY J. PURCELL
Name:	GREGORY J. PURCELL
Title:	Manager

Signature Page to Securities Purchase Agreement